Exhibit 4.4

ALAMOS GOLD INC.

MANAGEMENT INFORMATION CIRCULAR

Notice of Annual and Special Meeting of Shareholders – May 13, 2016

ALAMOS GOLD INC.

April 1, 2016

Fellow shareholders:

On behalf of the Board of Directors and Management of Alamos Gold Inc. (the “Company”), I would like to invite you to attend the annual and special meeting of shareholders that will be held this year at the TMX Broadcast Centre, 130 King Street West, Toronto, Ontario, on Friday, May 13, 2016, at 10:00 a.m. (Toronto Time).

The enclosed Management Information Circular contains important information about the meeting, voting, the nominated directors, our governance practices and how we compensate our executives and directors, among other things. It also describes the board’s role and responsibilities. In addition to these items, we will discuss, at the meeting, highlights of our 2015 performance and our plans for the future. You will also be able to meet and interact with your directors and the senior officers of the Company.

Your participation in the affairs of the Company is important to us. It is important that you exercise your vote, either in person at the meeting, by completing and returning your proxy form, by telephone or online.

I look forward to seeing you at the meeting.

John A. McCluskey
President and Chief Executive Officer

ii | ALAMOS GOLD INC.

ALAMOS GOLD INC.

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual and special meeting (the “Meeting”) of shareholders of Alamos Gold Inc. (the “Company” or “Alamos”) will be held at the TMX Broadcast Centre, 130 King Street West, Toronto, Ontario, on Friday, May 13, 2016, at 10:00 a.m., Toronto Time, in order to:

1.	Receive and consider the consolidated financial statements of the Company for its financial year ended December 31, 2015, and the auditors’ report thereon;

2.	Elect directors who will serve until the next annual meeting of shareholders;

3.	Appoint auditors that will serve until the next annual meeting of shareholders and authorize the directors to set their remuneration;

4.	Approve the Company’s Long Term Incentive Plan;

5.	Approve certain changes to the Company’s Shareholders Rights Plan;

6.	Approve certain changes to the Company’s By-laws;

7.	Consider and, if thought advisable, pass an advisory resolution on the Company’s approach to executive compensation; and

8.	Transact such other business as may properly be brought before the Meeting or adjournment thereof.

The accompanying Information Circular provides additional information relating to the matters to be dealt with at the Meeting and forms part of this Notice. The Board of Directors of the Company has fixed the close of business on March 30, 2016 as the record date for determining the shareholders who are entitled to receive notice of, and to vote at, the Meeting and any postponement or adjournment thereof. Alamos has prepared a list, as of the close of business on the record date, of the holders of Alamos common shares. A holder of record of common shares of Alamos whose name appears on such list is entitled to vote the shares shown opposite such holder’s name on such list at the Meeting.

Shareholders are cordially invited to attend the Meeting. Shareholders are requested to date, sign and return the accompanying form of proxy for use at the Meeting if they are not able to attend the Meeting personally. To be effective, forms of proxy must be received by the Company’s registrar and transfer agent, Computershare Investor Services Inc., not later than 10:00 a.m., Toronto time, on May 11, 2016.

DATED at Toronto, Ontario, this 1st day of April, 2016.

By Order of the Board of Directors.

Nils F. Engelstad
Vice President, General Counsel

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TABLE OF CONTENTS

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS	iii

MANAGEMENT INFORMATION CIRCULAR	1

SOLICITATION OF PROXIES	1

RECORD DATE	1

APPOINTMENT AND REVOCATION OF PROXIES	1

PROVISIONS RELATING TO VOTING OF PROXIES	2

REVOCATION OF PROXIES	2

ADVICE TO BENEFICIAL SHAREHOLDERS OF COMMON SHARES	2

NOTICE-AND-ACCESS	3

BENEFICIAL AND REGISTERED SHAREHOLDERS	4

HOW TO OBTAIN PAPER COPIES OF THE MEETING MATERIALS	4

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF	4

BUSINESS OF THE MEETING	6

Our Policy on Majority Voting	11

Cease Trade Orders, Bankruptcies and Penalties and Sanctions	11

STATEMENT OF CORPORATE GOVERNANCE PRACTICES	26

The Role of the Board of Directors	26

Director Independence	27

Attendance Record in 2015 for Directors	27

Board Assessment	29

Skills and Areas of Expertise	29

Diversity	30

Director Tenure	31

Strategic Planning	31

Risk Management	32

Committees of the Board	32

REPORT ON EXECUTIVE COMPENSATION	36

Compensation Discussion and Analysis	36

Base Salary	38

Non-Equity Annual Incentive	39

Long-Term Incentive Plans	39

Pension Plans	40

Employee Share Purchase Plan	41

Managing Compensation-Related Risk	42

Summary of Compensation	43

CEO Compensation	45

Corporate Metrics	49

Termination and Change of Control	54

Report on Director Compensation	59

OTHER INFORMATION	64

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Securities Authorized for Issuance under Equity Compensation Plans	64

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS	64

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	64

MANAGEMENT CONTRACTS OF NAMED EXECUTIVE OFFICERS	65

AUDIT COMMITTEE	65

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	65

ADDITIONAL INFORMATION	65

Schedule “A” – Summary of 2016 Rights Plan	66

Schedule “B” – Amended By-Law No. 1	70

Schedule “C” – Board of Directors Mandate	78

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ALAMOS GOLD INC.

MANAGEMENT INFORMATION CIRCULAR

(This information is given as at April 1, 2016, unless otherwise indicated)

SOLICITATION OF PROXIES

This Management Information Circular (the “Circular”) is furnished in connection with the solicitation of proxies by the management of Alamos Gold Inc. (the “Company” or “Alamos”) for use at the Annual and Special General Meeting of the Shareholders of the Company (the “Meeting”) (and at any adjournment thereof) to be held at 10:00 a.m., Toronto Time, on May 13, 2016 at the TMX Broadcast Centre, 130 King Street West, Toronto, Ontario.

The Company will bear the expense of this solicitation. It is expected the solicitation will be made primarily by mail, but regular employees or representatives of the Company (none of whom shall receive any extra compensation for these activities) may also solicit by telephone, facsimile and in person and arrange for intermediaries to send this Circular and the form of proxy to their principals at the expense of the Company.

The contents and the sending of this Circular have been approved by the Board of Directors of the Company (the “Board”).

All dollar amounts referenced in this Circular are in United States Dollars, unless otherwise specified. The exchange rate as at December 31, 2015 was Cdn$1.00 = US$0.722.

RECORD DATE

The directors of the Company have set the close of business on March 30, 2016 as the record date (the “Record Date”) for determining which shareholders shall be entitled to receive notice of and to vote at the Meeting. Only shareholders of record as of the Record Date shall be entitled to receive notice of and to vote at the Meeting, unless after the Record Date a shareholder transfers his or her common shares and the transferee (the “Transferee”), upon establishing that the Transferee owns such common shares, requests in writing, at least 10 days prior to the Meeting or any adjournments thereof, that the Transferee may have his or her name included on the list of shareholders entitled to vote at the Meeting, in which case the Transferee is entitled to vote such shares at the Meeting. Such written request by the Transferee shall be sent to the Company’s Vice President, General Counsel at the following address: Brookfield Place, 181 Bay Street, Suite 3910, Toronto, Ontario, Canada, M5J 2T3.

APPOINTMENT AND REVOCATION OF PROXIES

The persons named in the accompanying form of proxy are designated as proxy holders by management of the Company. A SHAREHOLDER WISHING TO APPOINT SOME OTHER PERSON (WHO NEED NOT BE A SHAREHOLDER) TO REPRESENT HIM OR HER AT THE MEETING MAY DO SO either by inserting such person’s name in the blank space provided in the accompanying form of proxy or by completing another proper form of proxy and, in either case, delivering the completed proxy to Computershare Investor Services Inc., 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1, not less than 48 hours (excluding Saturdays, Sundays and holidays) prior to the time of the Meeting unless the Chairman of the Meeting elects to exercise his discretion to accept proxies received subsequently. Telephone voting can be completed at 1-866-732-vote (1-866-732-8683) and Internet voting can be completed at www.investorvote.com.

PROVISIONS RELATING TO VOTING OF PROXIES

The shares represented by proxy will be voted or withheld from voting by the designated proxy holder in accordance with the instructions of the shareholder appointing him or her on any ballot that may be called for and, if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly. If there are no instructions provided by the shareholder, those shares will be voted in favour of all proposals set out in this Circular. The proxy gives the person named in it the discretion to vote as they see fit on any amendments or variations to matters identified in the Notice of Meeting, or any other matters which may properly come before the Meeting. At the time of printing of this Circular, the management of the Company knows of no other matters which may come before the Meeting other than those referred to in the notice of meeting.

REVOCATION OF PROXIES

Any registered shareholder who has returned a proxy may revoke it at any time before it has been exercised. In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing, including a proxy bearing a later date, executed by the registered shareholder or by an attorney authorized in writing or, if the registered shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized.

The instrument revoking the proxy must be deposited at (i) the registered office of the Company, Brookfield Place, 181 Bay Street, Suite 3910, Toronto, Ontario, Canada, M5J 2T3, at any time up to and including the last business day preceding the date of the Meeting or any adjournment thereof duly authorized; or (ii) provided at the Meeting to the Chairman of the Meeting. Only registered shareholders have the right to revoke a proxy. Non-registered shareholders who wish to change their vote must, at least seven (7) days before the Meeting, arrange for their respective intermediaries to revoke the proxy on their behalf.

ADVICE TO BENEFICIAL SHAREHOLDERS OF COMMON SHARES

The information set forth in this section is of significant importance to many shareholders as a substantial number of shareholders do not hold common shares in their own names. Shareholders who do not hold their shares in their own name (“Beneficial Shareholders”) should note that only proxies deposited by shareholders whose names appear on the records of the Company as the registered holders of common shares can be recognized and acted upon at the Meeting. If common shares are listed in an account statement provided to a shareholder by a broker, then in almost all cases those common shares will not be registered in the shareholder’s name on the records of the Company. Such common shares will more likely be registered under the name of the shareholder’s broker or an agent of that broker. In Canada, the vast majority of such common shares are registered under the name of CDS & Co (the registration name for The Canadian Depository for Securities Limited, which acts as nominee for many Canadian brokerage firms). Common shares held by brokers or their agents or nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Shareholders. Therefore, Beneficial Shareholders should ensure that instructions respecting the voting of their common shares are communicated to the appropriate person well in advance of the Meeting.

Applicable regulatory policies require intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of shareholders’ meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their common shares are voted at the Meeting. The form of proxy supplied to a Beneficial Shareholder by its broker (or the agent of the broker) is similar to the form of proxy

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provided to registered shareholders by the Company. However, its purpose is limited to instructing the registered shareholder (the broker or agent of the broker) how to vote on behalf of the Beneficial Shareholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”) in Canada. Broadridge typically applies a special sticker to proxy forms, mails those forms to the Beneficial Shareholders, and asks Beneficial Shareholders to return the proxy forms to Broadridge. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be presented at the Meeting. A Beneficial Shareholder receiving a proxy with a Broadridge sticker on it cannot use that proxy to vote common shares directly at the Meeting. The proxy must be returned to Broadridge well in advance of the Meeting in order to have the common shares voted.

Although a Beneficial Shareholder may not be recognized directly at the Meeting for the purposes of voting common shares registered in the name of the Beneficial Shareholder broker (or agent of the broker), a Beneficial Shareholder may attend at the Meeting as proxy holder for the registered shareholder and vote the common shares in that capacity. Beneficial Shareholders who wish to attend at the Meeting and indirectly vote their common shares as proxy holder for the registered shareholder should enter their own names in the blank space on the instrument of proxy provided to them and return the same to their broker (or the broker’s agent) in accordance with the instructions provided by such broker (or agent), well in advance of the Meeting. Alternatively, a Beneficial Shareholder may request in writing that their broker send to the Beneficial Shareholder a legal proxy which would enable the Beneficial Shareholder to attend at the Meeting and vote their common shares.

In addition, Canadian securities legislation permits the Company to forward notice and voting instruction form directly to “Non-Objecting Beneficial Shareholders”. If the Company or its agent has sent these materials directly to you (instead of through a nominee), your name, address and information about your holding of securities has been obtained in accordance with applicable securities regulatory requirements from the nominee holding on your behalf. By choosing to send these materials to you directly, the Company (and not the nominee holding on your behalf) has assumed responsibility for (i) delivering materials to you; and (ii) executing your proper voting instructions.

NOTICE-AND-ACCESS

This year the Company is using the “notice-and-access” system adopted by the Canadian Securities Administrators for the delivery of the Circular and 2015 annual report to both beneficial and registered shareholders, which includes the Company’s management’s discussion and analysis and annual audited consolidated financial statements for the fiscal year ended December 31, 2015 (collectively, the “Meeting Materials”). Under notice-and-access, you will still receive a proxy or voting instruction form enabling you to vote at the Meeting. However, instead of a paper copy of the Circular, you receive this notice which contains information about how to access the Meeting Materials electronically. The principal benefit of the notice-and-access system is that it reduces the environmental impact of producing and distributing paper copies of documents in large quantities.

The Circular and form of proxy (or voting instruction form, as applicable) provide additional information concerning the matters to be dealt with at the Meeting. You should access and review all information contained in the Circular before voting.

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Websites Where Meeting Materials are posted

Our Meeting Materials can be viewed online on our website at www.alamosgold.com, under our profile on SEDAR at www.sedar.com, or at www.envisionreports.com/ALAMOSGOLD2016.

BENEFICIAL AND REGISTERED SHAREHOLDERS

If you would like paper copies of the Meeting Materials, you should first determine whether you are (i) a beneficial holder of the Common Shares, as are most of our shareholders, or (ii) a registered shareholder.

•

You are a beneficial shareholder (also known as a non-registered shareholder) if you beneficially own Common Shares that are held in the name of an intermediary such as a depository, bank, trust company, securities broker, trustee, clearing agency (such as CDS Clearing and Depository Services Inc. or “CDS”) or other intermediary. For example, you are a non-registered shareholder if your Common Shares are held in a brokerage account of any type.

•	You are a registered shareholder if you hold a paper share certificate and your name appears directly on your share certificate.

HOW TO OBTAIN PAPER COPIES OF THE MEETING MATERIALS

Beneficial shareholders may request that paper copies of the Meeting Materials be mailed to them at no cost. Requests may be made up to one year from the date that the Circular was filed on SEDAR by going to www.proxyvote.com and entering the 16-digit control number located on your voting instruction form and following the instructions provided. Alternatively, you may submit a request by calling 1-877-907-7643. Requests should be received by May 3, 2016 (i.e., at least seven business days in advance of the date and time set out in your voting instruction form as a voting deadline) if you would like to receive the Meeting Materials in advance of the voting deadline and Meeting date.

If you hold a paper share certificate and your name appears directly on your share certificate, you are a registered shareholder and you may request that paper copies of the Meeting Materials be mailed to you at no cost by calling 1-866-962-0498. If you are a Non-Objecting Beneficial Owner you may also request that paper copies of the Meeting Materials be mailed to you at no cost by calling 1-866-962-0498. Requests should be received by May 3, 2016 (i.e., at least seven business days in advance of the date and time set out in your proxy form as a voting deadline). Requests by registered shareholders may be made up to one year from the date that the Circular was filed on SEDAR by calling the Assistant Corporate Secretary of the Company at 1-866-788-8801.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

The Company is authorized to issue an unlimited number of common shares without par value. On April 1, 2016, 263,420,166 common shares were issued and outstanding, each share carrying the right to one vote. On any poll, the persons named in the enclosed proxy will vote the shares in respect of which they are appointed. Where instructions are given by the shareholder in respect of voting for or against any resolution, the proxy holders will do so in accordance with such instructions. Only shareholders of record on the close of business on March 30, 2016, who either personally attend the Meeting or who complete and deliver a proxy in the manner and subject to the provisions set out under the headings “Record Date” and “Appointment and Revocation of Proxies” will be entitled to have his or her shares voted at the Meeting or any adjournment thereof.

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To the knowledge of the directors and senior officers of the Company, as at the date of this Circular, there are no persons or companies beneficially owning or controlling or directing, directly or indirectly, shares carrying 10% or more of the voting rights attached to all outstanding shares of the Company, except as follows:

Name and Address	Number of Shares	Percentage of Outstanding Common Shares
Van Eck Associates Corporation (on behalf of its investment advisory subsidiaries) – 335 Madison Avenue, 19th Floor, New York, NY, USA 10017	32,305,510(1)	12.64%

(1)

According to a report filed under National Instrument 62-103 on SEDAR on November 10, 2015 this company owned or exercised control or direction over the number of common shares of the Company indicated as at October 30, 2015.

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BUSINESS OF THE MEETING

The Meeting will address the following matters:

1.	Receive and consider the consolidated financial statements of the Company for its financial year ended December 31, 2015, and the auditors’ report thereon;

2.	Elect directors who will serve until the next annual meeting of shareholders;

3.	Appoint auditors that will serve until the next annual meeting of shareholders and authorize the directors to set their remuneration;

4.	Approve the Company’s Long Term Incentive Plan;

5.	Approve certain changes to the Company’s Shareholders Rights Plan;

6.	Approve certain changes to the company’s By-laws;

7.	Consider and, if thought advisable, pass an advisory resolution on the Company’s approach to executive compensation; and

8.	Transact such other business as may properly be brought before the Meeting or adjournment thereof.

1.	Receiving the Consolidated Financial Statements of Alamos Gold Inc.

The consolidated financial statements of the Company for the fiscal year ended December 31, 2015, together with the auditors’ report thereon are being mailed to the Company’s registered and beneficial shareholders who requested them. The 2015 consolidated financial statements of the Company are available on the Alamos website at www.alamosgold.com and on both the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com and www.envisionreports.com/ALAMOSGOLD2016.

2.	Election of Directors

At the Meeting, shareholders will be asked to elect nine (9) directors to succeed the present directors. Each director elected will hold office until the conclusion of the next annual meeting of shareholders of the Company at which a director is elected, unless the director’s office is earlier vacated in accordance with the Articles of the Company or the provisions of the Business Corporations Act (Ontario).

All of the nominated directors are independent, except for John McCluskey, the Company’s President and Chief Executive Officer (“CEO”). (See “Director Independence”, on page 27, below.). As such, the majority (89%) of director nominees are independent.

You can vote for all of these directors, vote for some of them and against for others, or against all of them.

The following pages sets out information about the nominees for election as directors. There are no contracts, arrangements or understandings between any director or executive officer or any other person pursuant to which any of the nominees has been nominated for election as a director of the Company.

All nominees, with the exception of Ms. Kennedy (who joined the Board in November 2015), were previously directors of either Alamos Gold Inc. (which will be referred to “Former Alamos” prior to July 2, 2015) or AuRico Gold Inc. (“AuRico”) upon the amalgamation in July, 2015 and have served on the Board since that time. Each of the nominated directors is eligible to serve as a director and has expressed his/her willingness to do so.

To learn more about how our Board operates, see our “Statement of Corporate Governance Practices” on page 26.

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Unless otherwise instructed, the named proxyholders will vote for all of the nominated directors listed below. If any proposed nominee is unable to serve as a director, the individuals named in the enclosed form of proxy reserve the right to nominate and vote for another nominee in their discretion.

Mark Daniel, 69 Toronto, Ontario, Canada Independent: Yes Securities Held Shares: 9,145 Options: 81,771 SARs: 0 RSUs: 23,812 DSUs: 12,566

Mr. Daniel has more than 35 years of international experience. Most recently, Mr. Daniel was Vice President, Human Resources for Vale Canada (formerly Inco Limited). Prior to that, he worked with the Bank of Canada and a number of other federal agencies before joining the Conference Board of Canada. Previously Mr. Daniel was a Director of AuRico Gold Inc. Mr. Daniel holds a PhD in Economics.

Committees and Attendance (July 2, 2015 – Present)

•      Board – 5 of 5

•      Human Resources Committee (Chair) – 4 of 4

•      Corporate Governance and Nominating Committee – 4 of 4

•      Overall Attendance: 100%

Other Public Boards

•      Klondex Mines Ltd.

Areas of Expertise: Strategy and Leadership, Metals and Mining, Public Policy, Government Relations, Political Risk, Human Resources, International Business, Corporate Governance and Legal.

Mr. Daniel was a director of AuRico Gold Inc., a predecessor to Alamos Gold Inc. Director: October 26, 2011 – July 1, 2015, Meetings attended in 2015: Board – 6 of 6, Human Resources Committee (Chair) – 3 of 3, Nominating and Corporate Governance Committee – 1 of 1, Overall Attendance: 100%

Patrick Downey, 72 Port Perry, Ontario, Canada Independent: Yes Securities Held Shares: 10,064 Options: 81,771 SARs: 0 RSUs: 23,812 DSUs: 12,566

Mr. Downey is a corporate director who has been involved in the copper and gold mining industry throughout most of his 35 year career. He is a Director of Minco Plc. Mr. Downey was an executive and director for several public resource companies and the Chief Financial Officer of Northgate Minerals Corporation for four years, retiring as President and CEO in 1994. He is certified by the Institute of Corporate Directors and a member of the Ontario Chapter of the Canadian Institute of Chartered Accountants. Mr. Downey holds an Honours Bachelor of Commerce degree from Laurentian University.

Committees and Attendance (July 2, 2015 – Present)

•      Board – 5 of 5

•      Audit Committee – 4 of 4

•      Human Resources Committee – 4 of 4

•      Overall Attendance: 100%

Other Public Boards

•      Minco Plc

Areas of Expertise: Strategy and Leadership, Operations and Exploration, Metals and Mining, Finance, Human Resources, Accounting, International Business, Corporate Governance and Legal.

Mr. Downey was a director of AuRico Gold Inc., a predecessor to Alamos Gold Inc. Director: October 26, 2011 – July 1, 2015, Meetings attended in 2015: Board – 6 of 6, Audit Committee – 3 of 3, Human Resources Committee –3 of 3, Overall Attendance: 100%

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David Fleck, 56 Toronto, Ontario, Canada Independent: Yes Securities Held Shares: 10,000 Options: 0 SARs: 0 RSUs: 0 DSUs: 36,017

Mr. Fleck has more than 25 years of capital markets experience. Beginning his career in corporate finance, Mr. Fleck ultimately rose to the positions of Co-Head Equity Products and Executive Managing Director of the BMO Financial Group. In addition, Mr. Fleck was subsequently appointed President of Mapleridge Capital Corp., and then President and Chief Executive Officer of Macquarie Capital Markets Canada. Currently, Mr. Fleck is Senior Vice President, Partner of Delaney Capital Management and a Director of Yappn Corp. Mr. Fleck holds a B.A. in Economics from the University of Western Ontario, an MBA from INSEAD School of Business and has completed the Directors Education Program at Rotman School of Business, University of Toronto.

Committees and Attendance (July 2, 2015 – Present)

•       Board – 5 of 5

•       Audit Committee – 4 of 4

•       Corporate Governance and Nominating Committee (Chair) – 1 of 1

•       Overall Attendance: 100%

Other Public Boards

•       Yappn Corp.

Areas of Expertise: Strategy and Leadership, Finance, Human Resources, Accounting, Corporate Governance and Legal.

Mr. Fleck was a director on the Former Alamos Gold Board. Director: March 10, 2014 – July 1, 2015 Meetings attended in 2015: Board – 8 of 8, Audit Committee (Chair) – 2 of 2, Corporate Governance Committee – 1 of 1, Overall Attendance: 100%.

David Gower, 57 Oakville, Ontario, Canada Independent: Yes Securities Held Shares: 15,000 Options: 80,000 SARs: 25,000 RSUs: 0 DSUs: 29,446

Mr. Gower has been involved in the mineral industry for over 25 years, including positions with Falconbridge Limited and Noranda Inc. While at Falconbridge he was General Manager of Global Nickel and PGM Exploration and a member of the senior operating team that approved capital budgets for new mining projects. David has been involved in numerous discoveries and mine development projects, including brown field discoveries at Raglan, Matagami, and Sudbury in Canada, and at Falcondo in the Dominican Republic, and green field discoveries in Brazil and at Kabanga in Tanzania. Mr. Gower has been the President of Brazil Potash Corporation since 2009. Mr. Gower has a Bachelor of Science degree in Geology from Saint Francis Xavier University, a Master of Science degree in Earth Sciences from Memorial University and is a Professional Geoscientist.

Committees and Attendance (July 2, 2015 – Present)

•       Board – 5 of 5

•       Human Resources Committee – 4 of 4

•       Technical and Sustainability Committee – 3 of 3

•       Overall Attendance: 100%

Other Public Boards

•       Apogee Silver Ltd.

•       Emerita Gold Corp.

•       Aguia Resources Ltd.

Areas of Expertise: Strategy and Leadership, Operations and Exploration, Metals and Mining, Human Resources, International Business.

Mr. Gower was a director on the Former Alamos Gold Board. Director: May 19, 2009 – July 1, 2015, Meetings attended in 2015: Board – 8 of 8, Compensation Committee (Chair) – 2 of 2, Technical and Sustainability Committee – 2 of 2, Overall attendance: 100%.

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Claire Kennedy, 49 Toronto, Ontario, Canada Independent: Yes Securities Held Shares: 0 Options: 0 SARs: 0 RSUs: 0 DSUs: 24,631

Ms. Kennedy is a lawyer and partner in the Toronto office of Bennett Jones LLP. In addition, Ms. Kennedy is a director of the Bank of Canada, a government appointee to the University of Toronto’s Governing Council and member of the Dean’s Advisory Committee at Rotman School of Management. Ms. Kennedy is a past member of the Dean’s Council at Queen’s University School of Law and formerly a director of Neo Material Technologies Inc. Ms. Kennedy holds a degree in chemical engineering from the University of Toronto, a law degree from Queen’s University, and is enrolled in the University of Chicago’s Booth School of Business Advanced Management Program. She also holds the ICD.D designation from the Institute of Corporate Directors and is a licensed Professional Engineer in Ontario.

Committees and Attendance (November 10, 2015 – Present)

•      Board – 3 of 3

•      Technical and Sustainability Committee – 1 of 1

•      Corporate Governance and Nominating Committee – 1 of 1

•      Overall Attendance: 100%

Areas of Expertise: Finance, Public Policy, Government Relations, Political Risk, Accounting, Corporate Governance and Legal.

John A. McCluskey, 55 Toronto, Ontario, Canada Independent: No Securities Held Shares: 672,601(1) Options: 1,890,700 SARs: 0 RSUs: 269,626 DSUs: 0

Mr. McCluskey began his career with Glamis Gold Ltd. in 1983. He went on to hold senior executive positions in a number of public companies in the resource sector. In 1996 he founded Grayd Resource Corporation, where he was CEO. In 1996 he also co-founded Alamos Minerals with mining hall of famer Chester Millar. Mr. McCluskey has been the President and Chief Executive Officer of Alamos since 2003, when the company merged with National Gold Corp. Mr. McCluskey was named Ontario’s 2012 Ernst & Young Entrepreneur Of The Year, based on a judging panel’s assessment of financial performance, vision, leadership, innovation, personal integrity and influence, social responsibility and entrepreneurial spirit.

Mr. McCluskey is the President and CEO of Alamos Gold Inc.

Committees and Attendance (July 2, 2015 – Present)

•      Board – 5 of 5

•      Overall Attendance: 100%

Other Public Boards

•      AuRico Metals Inc.

Areas of Expertise: Strategy and Leadership, Operations and Exploration, Metals and Mining, Finance, Public Policy, Government Relations, Political Risk and International Business.

Mr. McCluskey was a director on the Former Alamos Gold Board. Director: June, 1996 – July 1, 2015, Meetings attended in 2015: Board – 8 of 8, Overall Attendance: 100%.

(1)    Of this amount, 219,941 common shares are held by Mr. McCluskey’s spouse, 86,568 common shares are held by No. 369 Sail View Ventures Ltd., a corporation wholly-owned by Mr. McCluskey and his spouse, and a total of 366,092 common shares are held directly by Mr. McCluskey.

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Paul J. Murphy, 64 Toronto, Ontario, Canada Independent: Yes Securities Held Shares: 13,000 Options: 80,000 SARs: 25,000 RSUs: 0 DSUs: 47,871

Mr. Murphy was a Partner and National Mining Leader of PricewaterhouseCoopers LLP from 2004 to April 2010 and Partner of PricewaterhouseCoopers LLP since 1981. Throughout his career, Mr. Murphy has worked primarily in the resource sector, with a client list that includes major international oil and gas and mining companies. His professional experience includes financial reporting controls, operational effectiveness, International Financial Reporting Standards (“IFRS”), and SEC reporting issues, financing, valuation, and taxation as they pertain to the mining sector. Mr. Murphy is currently the Chief Financial Officer and Executive Vice-President, Guyana Goldfields Inc. since April 2010 and Chief Financial Officer of GPM Metals Inc. since May 2012. Mr. Murphy obtained a Bachelor of Commerce degree from Queen’s University, and obtained his Chartered Accountant designation in 1975.

Mr. Murphy is Chair of the Board.

Committees and Attendance (July 2, 2015 – Present)

•      Board (Chair) – 5 of 5

•      Overall Attendance: 100%.

Other Public Boards

•      Continental Gold

Areas of Expertise: Strategy and Leadership, Finance, Accounting.

Mr. Murphy was a director on the Former Alamos Gold Board. Director: February 18, 2010 – July 1, 2015, Meetings attended in 2015: Board (Chair) – 8 of 8, Audit Committee – 2 of 2, Corporate Governance Committee (Chair) – 1 of 1, Overall Attendance: 100%.

Ronald Smith, 65 Yarmouth, Nova Scotia, Canada Independent: Yes Securities Held Shares: 8,132 Options: 63,075 SARs: 0 RSUs: 23,812 DSUs: 21,839

Ron Smith is an independent director with more than 40 years of experience in the financial, telecom and energy sectors. He retired in 2004 as Senior Vice President and CFO of Emera Inc. and Nova Scotia Power Inc. Prior to that, he served as CFO of Maritime Tel and Tel Limited, now Bell Aliant Inc., from 1987 to 1999. Mr. Smith began his career with Clarkson Gordon, now Ernst & Young, where he became a partner in 1981 and specialized in insolvency and corporate restructuring assignments for most of his 16 years with the firm. He has served on many business and not-for-profit boards over the past 25 years, including 10 years on the Canada Pension Plan Investment Board from 2002 to 2012 and serving as Chair of the Acadia University Board of Governors from 2004 to 2009. Mr. Smith has been recognized as a Fellow of the Institute of Chartered Accountants and has received the ICD.D certification from the Institute of Corporate Directors.

Committees and Attendance (July 2, 2015 – Present)

•      Board – 5 of 5

•      Audit Committee (Chair) – 4 of 4

•      Corporate Governance and Nominating Committee – 4 of 4

•      Overall Attendance: 100%

Areas of Expertise: Strategy and Leadership, Finance, Public Policy, Government Relations, Political Risk, Human Resources, Accounting, Corporate Governance and Legal.

Mr. Smith was a director of AuRico Gold Inc., a predecessor to Alamos Gold Inc. Director: May 15, 2009 – July 1, 2015, Meetings attended in 2015: Board – 6 of 6, Audit Committee (Chair) – 3 of 3, Human Resources Committee – 3 of 3, Overall Attendance: 100%.

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Kenneth Stowe, 63 Oakville, Ontario, Canada Independent: Yes Securities Held Shares: 3,000 Options: 0 SARs: 225,000 RSUs: 0 DSUs: 29,446

Mr. Stowe began his career with Noranda Inc. and spent 21 years in progressive operational, research and development, and corporate roles. In 1999, he was appointed President of Northgate Minerals Corporation and served as Chief Executive Officer from 2001 to 2011. Mr. Stowe received the prestigious Canadian Mineral Processor of the Year Award in 2006, recognizing his superior accomplishments and contributions in the field of mineral processing. Previously, Mr. Stowe was a Director of Klondex Minerals Ltd. and Director of Fire River Gold Corp. Mr. Stowe obtained a Bachelor of Science and Master of Science degrees in Mining Engineering from Queen’s University.

Committees and Attendance (July 2, 2015 – Present)

•      Board – 5 of 5

•      Human Resources Committee – 1 of 1

•      Technical and Sustainability Committee (Chair) – 3 of 3

•      Overall Attendance: 100%

Other Public Boards

•      Hudbay Minerals Inc.

•      Zenyatta Ventures Ltd.

Areas of Expertise: Strategy and Leadership, Operations and Exploration, Metals and Mining, Finance, Human Resources, International Business, Corporate Governance and Legal.

Mr. Stowe was a director on the Former Alamos Gold Board. Director: September 26, 2011 – July 1, 2015, Meetings attended in 2015: Board – 8 of 8, Compensation Committee – 2 of 2, Technical and Sustainability Committee (Chair) – 2 of 2, Corporate Governance Committee – 1 of 1, Overall Attendance: 100%.

The information as to province of residence and principal occupation has been furnished by the respective directors individually, and the information as to shares beneficially owned or over which a director exercises control or direction, not being within the knowledge of the Company, has been furnished by the respective directors individually as at March 29, 2016 as reported on the SEDI website at www.sedi.ca.

Our Policy on Majority Voting

The Board believes that each of its members should carry the confidence and support of its shareholders. To this end, the Board has unanimously adopted a Majority Voting Policy. If, at any meeting for the election of directors, a director receives more “withheld” votes than “for” votes, the director must promptly tender his resignation to the Board, to take effect on acceptance by the Board. The Board will promptly accept the resignation unless the Corporate Governance Committee of the Company determines that there are extraordinary circumstances relating to the composition of the Board or the voting results that should delay the acceptance of the resignation or justify rejecting it. Within 90 days of the relevant shareholders’ meeting, the Board will make a final decision and announce such decision, including any reasons for not accepting a resignation, by way of press release. If the Board accepts the offer, it may appoint a new director to fill the vacancy. Any director who tenders his or her resignation will not participate in the deliberations of the Corporate Governance Committee or the Board regarding such matter. In the event any director fails to tender his or her resignation in accordance with this policy, the Board will not re-nominate such director.

Cease Trade Orders, Bankruptcies and Penalties and Sanctions

No proposed director of the Company is, as at the date of this Circular, or was within 10 years before the date of this Circular, a director, chief executive officer or chief financial officer of any company (including the Company), that: (1) was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days, that was issued while the proposed director was acting in the capacity as director, chief

11 | ALAMOS GOLD INC.

executive officer or chief financial officer; or (2) was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days, that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

Except as described below, no proposed director of the Company (a) is, as at the date of this Circular, or has been within the 10 years before the date of this Circular, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or (b) has, within the 10 years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

In October 2013, Fire River Gold Inc. entered into a compromise with its creditors after defaulting on its lending facility. Mr. Kenneth Stowe had ceased to be a director of that company in March of 2013.

No proposed director of the Company has been subject to: (a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable security holder in deciding whether to vote for a proposed director.

3.	Appointment of Auditor

The persons named in the enclosed form of proxy will vote for the appointment of KPMG LLP, Chartered Accountants, of 333 Bay Street, Suite 4600, Toronto, Ontario, Canada M5H 2S5, as auditor of the Company for the ensuing year, until the close of the next annual meeting of shareholders at remuneration to be fixed by the directors. For the fiscal year ended December 31, 2015, KPMG LLP were paid the following fees:

Fiscal Year End	Audit Fees(1)	Audit Related Fees(2)	Tax Fees(3)	All Other Fees(4)
2015 (Alamos)(5)	$758,727	$54,810	$104,922	$196,533

(1)

Fees charged for the annual financial statement audit, quarterly reviews and audits with respect to carve-out financial statements for the transaction between Former Alamos and AuRico and consent procedures for securities documents.

(2)	Fees charged for assurance and related services reasonably related to the performance of an audit, and not included under “Audit Fees”.
(3)	Fees charged for tax compliance, tax advice and tax planning services.
(4)	Fees for services other than disclosed in any other column (in 2015 includes assistance provided in respect of post-merger integration).
(5)	All fees in USD.

4.	Approval of Long Term Incentive Plan

At the Meeting, Shareholders will be asked to vote on a resolution (“Incentive Plan Resolution”) to approve amendments to the non-executive director limits under the Company’s Long-Term Incentive Plan (“LTI Plan”), as amended and restated as of March 22, 2016, and the unallocated awards under the LTI Plan. Upon the completion of the business combination of AuRico and Former Alamos, the Board of Directors of Alamos approved the amendment and restatement of the LTI Plan. The amendment and restatement of the LTI Plan at

12 | ALAMOS GOLD INC.

the time did not require shareholder approval in accordance with its amending provisions, and was intended to reflect clerical changes resulting from the amalgamation of AuRico and Former Alamos. As described below, the Company recently made certain other changes to the vesting and termination provisions of the LTI Plan in accordance with corporate governance best practices, certain clarifications to ensure compliance under applicable law and other clerical and housekeeping changes, which were approved by the Board on March 22, 2016. These amendments do not require shareholder approval pursuant to the amending provisions of the LTI Plan. Upon obtaining Shareholder approval, the Company’s only compensation plans providing for the issuance of securities will be the LTI Plan and the Company’s Employee Share Purchase Plan (“ESPP”).

The LTI Plan provides for awards of stock options (“Options”), performance share units (“PSUs”), restricted share units (“RSUs”) and deferred share units (“DSUs” and, together with the PSUs and RSUs, the “Unit Awards”).

The following table summarizes the key features of the LTI Plan and proposed amendments thereto. A copy of the LTI Plan can be requested from the Assistant Corporate Secretary at notice@alamosgold.com or 416-368-9932.

Eligible Participants

For all Unit Awards, any director, officer, employee or consultant of the Company or any subsidiary of the Company. For Options, any officer, employee or consultant of the Company or any subsidiary of the Company. For greater certainty, the Company does not grant Options to non-executive directors.

Types of Awards	Options, PSUs, RSUs and DSUs.

Number of Securities Issued and Issuable

The aggregate number of Common Shares to be reserved and set aside for issue upon the exercise or redemption and settlement for all awards granted under the LTI Plan, together with all other security-based compensation arrangements of the Company (other than the Company’s legacy stock option plan), shall not exceed 6.5% of the issued and outstanding Common Shares at the time of granting the award (on a non-diluted basis). In respect of PSUs, the maximum number of Common Shares issuable under the PSU shall be included in the calculation for such purposes. As of April 1, 2016, 452,097 Common Shares have been issued upon the exercise or settlement of awards under the LTI Plan, representing approximately 0.17% of the issued and outstanding Common Shares as of that date. As of April 1, 2016, 7,917,524 Common Shares are issuable upon the exercise or settlement of awards outstanding under the LTI Plan, representing approximately 3.0% of the issued and outstanding Common Shares as of that date.

Plan Limits

When combined with all of the Company’s other previously established security-based compensation arrangements, the LTI Plan shall not result in:

•     a number of Common Shares issued to insiders within a one-year period exceeding 10% of the issued and outstanding Common Shares;

•     a number of Common Shares issuable to insiders at any time exceeding 10% of the issued and outstanding Common Shares; and

•     a number of Shares (i) issuable to all non-executive directors of the Company exceeding 1% of the issued and outstanding Common Shares at such time, or (ii) issuable to any one non-executive director within a one-year period exceeding an award value of $150,000 (amended from $100,000 as of March 22, 2016) per such non-executive director; provided that DSUs granted in lieu of director fees payable on account of a director’s service as a member of the Board shall be excluded for purposes of the above-noted limits. These non-executive director limits were amended, subject to Shareholder approval, to conform with current corporate governance guidelines.

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Definition of Market Price	“Market Price” means the volume-weighted average trading price of the Common Shares for the five trading days immediately preceding the applicable date as reported by the Toronto Stock Exchange.

Assignability	An award may not be assigned, transferred, charged, pledged or otherwise alienated, other than to a participant’s permitted assigns or personal representatives.

Amending Procedures

The Board may, without Shareholder approval, amend, suspend, terminate or discontinue the LTI Plan or may amend the terms and conditions of any awards granted thereunder, provided that no amendment may materially and adversely affect any outstanding award without the consent of the applicable participant. By way of example, amendments that do not require Shareholder approval and that are within the authority of the Board include but are not limited to:

•     Amendments of a “housekeeping nature”;

•     Any amendment for the purpose of curing any ambiguity, error or omission in the LTI Plan or to correct or supplement any provision of the LTI Plan that is inconsistent with any other provision of the LTI Plan;

•     An amendment which is necessary to comply with applicable law or the requirements of any stock exchange on which the Common Shares are listed;

•     Amendments respecting administration and eligibility for participation under the LTI Plan;

•     Any amendment to the vesting provisions of the LTI Plan or any award thereunder; and

•     Changes to the termination provisions of an award or the LTI Plan which do not entail an extension beyond the original fixed term.

Notwithstanding the foregoing, Shareholder approval shall be required for the following amendments:

•     Reducingthe exercise price of Options, or canceling and reissuing any Options so as to in effect reduce the exercise price;

•     Extending (i) the term of an Option beyond its original expiry date, or (ii) the date on which a Unit Award will be forfeited or terminated in accordance with its terms, other than in circumstances involving a blackout period;

•     Increasing the fixed maximum percentage of Common Shares reserved for issuance under the LTI Plan (including a change from a fixed maximum percentage of Common Shares to a fixed maximum number of Common Shares);

•     Revising insider participation limits or the non-executive director limits;

•     Revising the restriction on assignment provision to permit Options and Unit Awards to be transferable or assignable other than for estate settlement purposes;

•     Amending the definition of “Eligible Person” that may permit the introduction or reintroduction of non-executive directors on a discretionary basis; and

•     Revising the amending provisions.

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Financial Assistance	The Company will not provide financial assistance to participants under the LTI Plan.

Other

In the event of a change in control, the Board shall have the right, but not the obligation, to permit each participant to exercise all of the participant’s outstanding Options and to settle all of the participant’s outstanding Unit Awards (to the extent vested), subject to completion of the change in control, and has the discretion to accelerate vesting.

The LTI Plan further provides that if the expiry date or vesting date of Options is (i) during a blackout period, or (ii) within ten trading days following the end of a blackout period, the expiry date or vesting date, as applicable, will be automatically extended for a period of ten trading days following the end of the blackout period. In the case of Unit Awards, any settlement that is effected during a blackout period shall be in the form of a cash payment.

Description of Awards

A. Stock Options

Stock Option Terms and Exercise Price

The number of Common Shares subject to each Option grant, exercise price, vesting, expiry date and other terms and conditions are determined by the Board. The exercise price shall in no event be lower than the Market Price of the Common Shares on the grant date.

Term	No Option shall have a term exceeding seven years.

Vesting	Unless otherwise specified, each Option shall vest as to one third on each of the first three anniversaries of the grant date.

Exercise of Option

A participant may exercise vested Options by (i) payment of the exercise price per Common Share subject to each Option, or if permitted by the Board, (ii) without payment either (A) by receiving an amount in cash per Option equal to the cash proceeds realized upon the sale of the Common Shares by a securities dealer in the capital markets, less the applicable exercise price and any applicable withholding taxes, or (B) by receiving the net number of Common Shares remaining after the sale of such number of Common Shares by a securities dealer in the capital markets as required to realize cash proceeds equal to the applicable exercise price and any applicable withholding taxes.

Circumstances Causing Cessation of Entitlement	Death	Options granted prior to March 22, 2016 automatically vest as of the date of death Unvested Options granted on or after March 22, 2016, are forfeited (amended as of March 22, 2016)	Options expire on the earlier of the scheduled expiry date of the Option and one year following the date of death

	Disability	Options granted prior to March 22, 2016 continue to vest in accordance with their terms Unvested Options granted on or after March 22, 2016, are forfeited (amended as of March 22, 2016)	Options expire on the scheduled expiry date of the Option

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Retirement	Options continue to vest in accordance with their terms, subject to compliance with any applicable non-compete and/or non-solicit provisions (amended as of March 22, 2016)	Options expire on the scheduled expiry date of the Option

Resignation	Unvested Options are forfeited	Options expire on the earlier of the scheduled expiry date of the Option and three months following the date of resignation

Termination without Cause / Constructive Dismissal (No Change in Control)

Unvested Options granted prior to May 13, 2013 automatically vest as of the termination date

Unvested Options granted on or after May 13, 2013 but prior to March 22, 2016 continue to vest in accordance with their terms

Unvested Options granted on or after March 22, 2016 are forfeited (amended as of March 22, 2016)

Options expire on the scheduled expiry date of the Option

Change in Control

Options granted prior to May 13, 2013 shall vest and become immediately exercisable

Unless otherwise determined by the Board or unless otherwise provided in the participant’s employment or award agreement, Options granted on or after May 13, 2013 do not vest and become immediately exercisable upon a change in control, unless:

•     the successor fails to

Options expire on the scheduled expiry date of the Option

16 | ALAMOS GOLD INC.

continue or assume the obligations under the LTI Plan or fails to provide for a substitute award, or

•     if the Option is continued, assumed or substituted, the participant is terminated without cause or resigns for good reason within two years following the change in control

	Termination for Cause	Unvested Options granted prior to May 13, 2013 are forfeited Options granted on or after May 13, 2013, whether vested or unvested are forfeited	Options granted prior to May 13, 2013 shall expire on the earlier of the scheduled expiry date of the Option and three months following the termination date

B. RSUs and PSUs

RSU and PSU Terms

RSUs and PSUs are notional securities that entitle the recipient to receive cash or Common Shares at the end of a vesting period. Vesting of PSUs is contingent upon achieving certain performance criteria, thus ensuring greater alignment with the long-term interests of shareholders. The terms applicable to RSUs and PSUs under the LTI Plan (including the vesting schedule, performance cycle, performance criteria for vesting and whether dividend equivalents will be credited to a participant’s account) are determined by the Board at the time of the grant.

Vesting

Unless otherwise provided, RSUs and PSUs typically vest on November 30 (amended from December 31 as of March 22, 2016) of the third calendar year following the year in which the RSU or PSU was granted, subject to any performance criteria having been satisfied.

Settlement

On settlement, the Company shall, for each vested RSU or PSU being settled, deliver to a participant a cash payment equal to the Market Price of one Common Share as of the vesting date, one Common Share, or any combination of cash and Common Shares equal to the Market Price of one Common Share as of the vesting date, at the discretion of the Board.

C. Deferred Share Units

DSU Terms

A DSU is a notional security that entitles the recipient to receive cash or Common Shares upon resignation from the Board (in the case of directors) or at the end of employment. The terms applicable to DSUs under the LTI Plan (including whether dividend equivalents will be credited to a participant’s DSU account) are determined by the Board at the time of the grant.

Under the LTI Plan, the Board may grant discretionary DSUs and mandatory or elective DSUs that are granted (i) as a component of a director’s annual retainer, or (ii) as a component of an officer’s or employee’s annual incentive bonus for a calendar year.

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Vesting	Unless otherwise provided, mandatory or elective DSUs vest immediately and the Board determines the vesting schedule for discretionary DSUs at the time of grant.

Settlement

DSUs may only be settled after the date on which the participant ceases to hold all positions with the Company or a related corporation (amended as of March 22, 2016). At the grant date, the Board shall stipulate whether the DSUs are paid in cash, Common Shares, or a combination of both, in an amount equal to the Market Price of the notional Common Shares represented by the DSUs in the participant’s DSU account.

D. PSUs, RSUs and DSUs

Credit to Account

As dividends are declared, additional PSUs, RSUs and/or DSUs may be credited to a participant in an amount equal to the greatest whole number which may be obtained by dividing (i) the value of such dividend or distribution on the payment date therefore by (ii) the Market Price of one Common Share on such date.

Circumstances Causing Cessation of Entitlement	Death

Vested Unit Awards will be settled as of the date of death. Unvested Unit Awards will vest and be settled as of the date of death, prorated to reflect (i) for RSUs and DSUs, the actual period between the grant date and date of death, and (ii) for PSUs, the actual period between the commencement of the performance cycle and the date of death, based on the participant’s performance for the applicable performance period(s) up to the date of death. Subject to the foregoing, any remaining Units Awards will terminate as of the date of death.

Disability

Vested Unit Awards will be settled as of the date of disability.

Unvested Unit Awards granted prior to March 22, 2016 will continue to vest and be settled in accordance with their terms. For PSUs vesting will also be based on the participant’s performance for the applicable performance period(s) up to the date of disability.

Unvested Unit Awards granted on or after March 22, 2016 will vest and be settled in accordance with their terms as of the date of disability, and (i) PSUs will be prorated to reflect the actual period between the commencement of the performance cycle and the date of disability, based on the participant’s performance for the applicable performance period up to the date of disability, and (ii) RSUs and DSUs will be prorated to reflect the actual period between the grant date and the date of disability (amended as of March 22, 2016).

Subject to the foregoing, any remaining Unit Awards will terminate as of the date of disability.

Retirement

Vested Unit Awards will be settled as of the date of retirement.

Outstanding PSUs granted prior to March 22, 2016 that would have vested on the next vesting date following the date of retirement shall be settled in accordance with their terms. Unvested PSUs granted on or after March 22, 2016 will continue to vest and be settled in accordance their terms, based on the participant’s performance for the applicable performance period(s) and subject to compliance with any applicable non-compete and/or non-solicit provisions (amended as of March 22, 2016). Subject to the foregoing, any remaining PSUs will terminate as of the expiry date of the applicable performance period.

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Unvested RSUs will continue to vest and be settled in accordance with their terms, subject to compliance with any applicable non-compete and/or non-solicit provisions (amended as of March 22, 2016).

Outstanding DSUs that would have vested on the next vesting date following the date of retirement shall be settled as of such vesting date. Subject to the foregoing, any remaining DSUs will terminate as of the date of retirement.

Resignation	Vested Unit Awards will be settled in accordance with their terms as of the date of resignation, after which time the Unit Awards will terminate.

Termination without Cause / Constructive Dismissal (No Change in Control)

Vested Unit Awards will be settled in accordance their terms as of the termination date.

Outstanding PSUs that would have vested on the next vesting date following the termination date, prorated to reflect the actual period between the commencement of the performance cycle and the termination date, based on the participant’s performance for the applicable performance period(s) up to the termination date, will be settled in accordance with their terms as of such vesting date. Subject to the foregoing, any remaining PSUs will terminate as of the termination date.

Outstanding RSUs granted prior to March 22, 2016 that would have vested on the next vesting date following the termination date will be settled in accordance with their terms as of such vesting date. Subject to the foregoing, outstanding RSUs with a grant date on or after March 22, 2016 and any remaining RSUs, will terminate as of the termination date (amended as of March 22, 2016).

Outstanding DSUs granted prior to March 22, 2016 that would have vested on the next vesting date following the termination date will be settled in accordance with their terms as of such vesting date. Unvested DSUs granted on or after March 22, 2016, shall vest and be settled in accordance with their terms as of such termination date, prorated to reflect the actual period between the grant date and the termination date. Subject to the foregoing, any remaining DSUs will terminate as of the termination date (amended as of March 22, 2016).

Change in Control

Unless otherwise determined by the Board or unless otherwise provided in the participant’s employment or award agreement, Awards do not vest and become immediately exercisable upon a change in control, unless:

•       the successor fails to continue or assume the obligations under the LTI Plan or fails to provide for a substitute award, or

•       if the Unit Awards are continued, assumed or substituted, the participant is terminated without cause or resigns for good reason within two years following the change in control.

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Termination with Cause	Outstanding Unit Awards (whether vested or unvested) are forfeited.

Shareholder and Regulatory Approval

In accordance with the rules of the TSX, the amendments to the non-executive director limits under the LTI Plan and all unallocated Options and Unit Awards under the LTI Plan must be approved by an ordinary resolution of the Shareholders.

Incentive Plan Resolution

Shareholders will be asked to consider, and if deemed advisable, approve the Incentive Plan Resolution.

The Incentive Plan Resolution must be passed by a majority of the votes cast thereon by Shareholders present in person or represented by proxy at the Meeting. The full text of the Incentive Plan Resolution approving the LTI Plan is as follows:

“BE IT RESOLVED AS AN ORDINARY RESOLUTION OF THE SHAREHOLDERS THAT:

1.

The amendments to the annual non-executive director limits of the Long Term Incentive Plan (“LTI Plan”) of the Company from $100,000 to $150,000, as described in the Company’s Management Proxy Circular for the Annual and Special Meeting of the Company on May 13, 2016, is hereby approved;

2.	The unallocated Options and Unit Awards under the LTI Plan be and are hereby approved;

3.

The Company has the ability to continue granting Options and Unit Awards under the LTI Plan until May 13, 2019, which is the date that is three years from the date of the shareholder meeting at which this approval is being sought;

4.	The form of the LTI Plan may be amended in order to satisfy the requirements or requests of any regulatory authority or stock exchange without requiring further approval of the Shareholders;

5.

That any one of the officers or directors of the Company be and is hereby authorized to perform all such acts and execute and deliver on behalf of the Company all such other documents and agreements which, in his or her opinion, is deemed to be necessary and in the best interest of the Company, in order to give effect to the foregoing resolution.”

If the unallocated awards under the LTI Plan are not approved by Shareholders, the Company will not be permitted to grant Options or Unit Awards under the LTI Plan until Shareholder approval for such awards is obtained. However, all allocated awards under the LTI Plan will continue unaffected.

The Board has determined that the LTI Plan is in the best interests of the Shareholders and unanimously recommends that Shareholders vote FOR the Incentive Plan Resolution.

Unless instructed otherwise, the persons named in the accompanying proxy intend to vote FOR the approval of the LTI Plan.

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5.	Approval of Amended and Restated Shareholder Rights Plans

At the Meeting, Shareholders will be asked to approve both the Company’s Second Amended and Restated Shareholder Rights Plan and Third Amended and Restated Shareholder Rights Plan. Upon the completion of the business combination of AuRico and Former Alamos, the board of directors of Alamos approved the Amendment and Restatement (the “Second Amended and Restated Shareholder Rights Plan”) of the previously Amended and Restated shareholders rights plan agreement dated May 13, 2013 between AuRico and Computershare Investor Services Inc. (“Rights Plan”). The amendment and restatement of the Rights Plan at that time did not require shareholder approval in accordance with its terms, and was simply intended to reflect clerical changes resulting from the amalgamation of AuRico and Former Alamos. However, the terms of the Second Amended and Restated Shareholder Rights Plan require subsequent approval by Shareholders at the Meeting in order to remain in force. In addition, subsequent to approving the Second Amended and Restated Shareholder Rights Plan, the Board approved changes (as described below under “Alamos’ Rights Plan”) to the Second Amended and Restated Shareholders Rights Plan to align the plan with anticipated changes to the applicable take-over bid rules that were announced on February 25, 2016 and that are expected to come into force on May 9, 2016. Pursuant to the terms of the Second Amended and Restated Shareholders Rights Plan, prior approval of the Shareholders is required in order to amend the plan. Therefore, Shareholders are being asked to approve the Second Amended and Restated Shareholder Rights Plan and, upon approval of the Second Amended and Restated Shareholder Rights Plan, Shareholders are also being asked to approve the Third Amended and Restated Shareholder Rights Plan.

The 2016 Rights Plan (as defined below) is not being adopted in response to or in anticipation of any pending or threatened take-over bid.

Rights Plan Fundamentals

A rights plan is a common mechanism used by public companies to encourage the fair and equal treatment of all shareholders in the face of a take-over initiative.

Under a rights plan, rights to purchase common shares are issued to all shareholders. Initially, the rights are not exercisable. However, if a person or group proceeds with a take-over bid for 20% or more of the target company’s shares that does not meet the “permitted bid” criteria contained in the plan and the rights plan is triggered, the rights (other than those owned by the person or group making the bid) become exercisable for shares at half the market price at the time of exercise, causing substantial dilution and making the take-over bid uneconomical.

Alamos’ Rights Plan

The Board has determined that it is in the best interests of the Company to continue the rights plan, and has approved both the Second Amended and Restated Shareholder Rights Plan and a third amended and restated shareholder protection rights plan (referred to as the “2016 Rights Plan” or the “Third Amended and Restated Shareholder Rights Plan”, and together with the Second Amended and Restated Shareholder Rights Plan, the “Plans”) to be presented to Shareholders for approval at the Meeting. A summary of the terms and conditions of the 2016 Rights Plan is set out in Schedule “A” to this Circular and the text of the Shareholders’ resolution to approve the Plans (the “Rights Plan Resolution”) is set out below. A copy of the Second Amended and Restated Shareholder Rights Plan can be requested from the General Counsel of Alamos by emailing notice@alamosgold.com and is posted under our SEDAR profile at www.sedar.com.

The Company has reviewed the 2016 Rights Plan for conformity with current practices of other Canadian companies. The Company believes that the 2016 Rights Plan preserves the fair treatment of Shareholders, and

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is consistent with current best Canadian corporate practice and addresses institutional investor guidelines as of the date of this Circular. The Plans are substantially similar to the 2010 Plan approved AuRico Shareholders, and approved again in 2013, and thereafter adopted by the Board of Alamos upon the amalgamation of AuRico and Former Alamos. The 2016 Rights Plan generally contains the same terms and conditions as the prior plans except for the changes in response to the TOB Amendments (as described below).

The Canadian Securities Administrators announced on February 25, 2016 certain amendments to Canada’s take-over bid regime (the “TOB Amendments”) that will require that all non-exempt take-over bids:

•	meet a minimum tender requirement where bidders must receive tenders of more than 50% of the outstanding securities that are subject to the bid and held by disinterested shareholders;

•

remain open for a minimum deposit period of 105 days, unless the target board states in a news release an acceptable shorter deposit period of not less than 35 days, or the target board states in a news release that it has agreed to enter into a specific alternative transaction (such as a plan of arrangement) in which case the 35 day period would apply to all concurrent take-over bids; and

•	be extended for an additional 10 days after the minimum tender requirement is met and all other terms and conditions of the bid are satisfied or waived.

Under the previous regime, non-exempt take-over bids were only required to remain open for 35 days and were not subject to any minimum tender requirement or an extension requirement once the bidder had taken up deposited securities. The TOB Amendments are expected to take effect on May 9, 2016.

As a result of the TOB Amendments, a number of the initial purposes of the 2016 Rights Plan are no longer relevant as many of the protective features of Canadian shareholder rights plans have been adopted as part of the TOB Amendments. However, although the TOB Amendments include many of the protections provided by the 2016 Rights Plan, the TOB Amendments do not address the risk of a “creeping take-over bid”. Under Canadian securities laws, a bidder can gain control or effective control of the Company without paying full value, without obtaining Shareholder approval and without treating all of the Shareholders equally. For example, a bidder could acquire blocks of shares by private agreement from one or a small group of Shareholders at a premium to market price which is not shared with the other Shareholders. In addition, a person could slowly accumulate shares through stock exchange acquisitions which may result, over time, in an acquisition of control or effective control without paying a control premium or without sharing of any control premium among all Shareholders fairly. These are generally known as “creeping take-over bids”. As a result, the Board has determined that it is in the best interests of the Company to maintain the 2016 Rights Plan under which, in order to meet the permitted bid criteria, any person or group offering to acquire 20% or more of the Company’s shares must make the offer to all Shareholders on the books of the Company.

In response to these anticipated changes, the Board has approved proposed changes to the Second Amended and Restated Shareholders Rights Plan which amend the permitted bid and competing bid definitions to (i) include a 105-day permitted bid period (rather than the usual 60 days) until the implementation of the new rules, and (ii) require compliance with the new rules set forth in National Instrument 62-104 Take-Over Bids and Issuer Bids following implementation of the new rules.

The 2016 Rights Plan does not reduce the duty of the Board to act honestly, in good faith and in the best interests of the Company, and to act on that basis if any offer is made.

The 2016 Rights Plan is not intended to and will not entrench the Board. The 2016 Rights Plan does not interfere with the legal rights of Shareholders to change the Board through proxy voting mechanisms, it does not create dilution unless the 2016 Rights Plan is triggered and it does not change the way in which Common Shares trade.

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The objectives of the 2016 Rights Plan are to encourage the fair treatment of all Shareholders in connection with any initiative to acquire control of the Company, to ensure, to the extent possible, that the Shareholders and the Board have adequate time to consider and evaluate any unsolicited take-over bid made for all or a portion of the outstanding shares of the Company, and to ensure, to the extent possible, that the Board has adequate time to identify, develop and negotiate value-enhancing alternatives, as appropriate.

Effect of the 2016 Rights Plan

The 2016 Rights Plan is not intended to and will not prevent take-over bids that are equal or fair to Shareholders. For example, Shareholders may tender to a bid that meets the “permitted bid” criteria set out in the 2016 Rights Plan without triggering the 2016 Rights Plan, even if the Board does not feel the bid is acceptable. Even in the context of a bid that does not meet the “permitted bid” criteria, the Board must consider every bid made, and must act in all circumstances honestly and in good faith with a view to the best interests of the Company.

Furthermore, any person or group that wishes to make a take-over bid for the Company may negotiate with the Board to have the 2016 Rights Plan waived or terminated, subject in both cases to the terms of the 2016 Rights Plan, or may apply to a securities commission or court to have the 2016 Rights Plan terminated. Both of these approaches provide the Board with more time and control over the process to enhance Shareholder value, lessen the pressure upon Shareholders to tender to a bid and encourage the fair and equal treatment of all independent shareholders in the context of an acquisition of control.

Approval by Shareholders

If the Rights Plan Resolution is approved at the Meeting, the Second Amended and Restated Shareholder Rights Plan and Third Amended and Restated Shareholder Rights Plan will take effect as set forth therein. If the Rights Plan Resolution is not approved at the Meeting, the Second Amended and Restated Shareholder Rights Plan and the outstanding rights will terminate. The Board reserves the right to alter any terms of or not to proceed with the 2016 Rights Plan at any time prior to the Meeting in the event that the Board determines, in light of subsequent developments, that to do so is in the best interests of the Company and its Shareholders.

The 2016 Rights Plan has been conditionally approved by the Toronto Stock Exchange, subject to the approval of the Company’s Shareholders.

Under the terms of the Plans, the Rights Plan Resolution must be passed by a majority of the votes cast thereon by Shareholders present in person or represented by proxy at the Meeting. The full text of the proposed ordinary resolution approving the Plans is as follows:

“BE IT RESOLVED THAT

1.

(a) The Second Amended and Restated Shareholder Rights Plan Agreement dated as of July 2, 2015 between the Company and Computershare Investor Services Inc. (“Computershare”), as rights agent (the “Second Amended and Restated Shareholder Rights Plan”), as described in this Circular and on the terms set out in the Second Amended and Restated Shareholder Rights Plan, be and is hereby confirmed and approved; and (b) the Third Amended and Restated Shareholder Rights Plan Agreement

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to be entered into between the Company and Computershare, which amends and restates the Second Amended and Restated Shareholder Rights Plan, on the terms described in this Circular, be and is hereby confirmed and approved; provided that (a) and then (b) shall be deemed to be confirmed and approved in the order set forth above; and

2.

Any one of the directors or officers of the Company be and is hereby authorized to perform all such acts, execute and deliver on behalf of the Company all such other documents and agreements which in his opinion he deems necessary and in the best interest of the Company, in order to give effect to the foregoing resolution.”

The Board has determined that the Plans are in the best interests of the Shareholders. Accordingly, the Board unanimously recommends that the Shareholders ratify, confirm and approve the Plans.

Unless instructed otherwise, the persons named in the accompanying proxy intend to vote FOR the approval of the Plans.

6.	Approval of Amendments to Company’s By-laws

At the Meeting, Shareholders will be asked to approve an ordinary resolution confirming and ratifying the amendments to the Company’s By-Law No. 1 (as amended, the “Amended By-Law No. 1”) to reflect current practices and to align the by-laws with recommended corporate governance practices. By-Law No. 1 was adopted as part of the amalgamation of Former Alamos and AuRico in July 2015. The following is a summary of the key amendments included in the Amended By-Law No. 1:

•

Votes at Board Meetings: The prior by-law provided that the Chairman of the meeting of directors had a second or casting vote in the event of a tie. The Company is proposing to remove the second or casting vote of the Chairman at meetings of the Board.

•

Notice of Meeting. The prior by-law provided that any Director or the President may call a meeting of the Board by giving 48 hours’ notice, the revised by-law provides that any Director, President and Chief Executive Officer may call a meeting of the Board by giving 72 hours’ notice.

•

Chairman of Board Meetings. The prior by-law provided that “The first-mentioned of the chairman of the board, the managing director or the president who so qualifies shall preside as chairman of the meeting.” Amended By-Law No. 1 would replace “the managing director or the president” with “appointed lead independent director”.

The Board approved the Amended By-Law No. 1 on March 22, 2016. A copy of the Amended By-Law No. 1 is included as Schedule “B” to this Circular.

The full text of the ordinary resolution confirming and ratifying the Amended By-Law No. 1 is as follows:

BE IT RESOLVED THAT:

1.	The Company’s Amended By-Law No. 1, in the form adopted by the Board of Directors as set out in Schedule “B” to this Circular, be and is hereby ratified, confirmed and approved.

2.

Any one of the directors or officers of the Company be and is hereby authorized, on behalf of the Company, to perform all such acts, to execute and deliver all such documents and agreements as such director or officer may determine necessary or desirable to give effect to the foregoing resolution, such determination to be conclusively evidenced by the performing of such actions or the execution and delivery of such documents and agreements.

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The Board has determined that the adoption of the Amended By-Law No. 1 is in the best interest of the Company and unanimously recommends that Shareholders vote to ratify, confirm and approve the Amended By-Law No. 1. Unless instructed otherwise, the persons named in the accompanying proxy intend to vote FOR the ratification and confirmation of the Amended By-Law No. 1.

7.	Advisory Resolution on Approach to Executive Compensation – “Say on Pay”

The Company believes that its compensation objectives and approach to executive compensation align the interests of management with the long-term interests of shareholders and are appropriate. Details of the Company’s approach to executive compensation are disclosed in the “Report on Executive Compensation” beginning on page 36 of this Circular.

As part of our dialogue with Shareholders about executive compensation, we are proposing a “say on pay” advisory resolution (the “Say on Pay Resolution”) for this year’s Meeting.

As the Say on Pay Resolution is an advisory vote, the results are not binding upon the Board. However, the Board and the Human Resources and Corporate Governance and Nominating Committees of the Board will take the results of the vote into account when considering future compensation policies, procedures and decisions.

Prior to voting on the Say on Pay Resolution, the Board urges Shareholders to read the Executive Compensation section of the Circular as it explains the objectives and principles used in designing an executive compensation program for Alamos’ Named Executive Officers (NEOs). Shareholders with questions about our executive compensation programs are encourage to contact Christine Barwell, Vice President, Human Resources, by email at notice@alamosgold.com.

BE IT RESOLVED THAT:

1.

On an advisory basis and not to diminish the role and responsibilities of the Board, that Shareholders accept the approach to executive compensation disclosed in this Circular provided in advance of the Meeting.

The Board unanimously recommends that Shareholders vote in favour of the Say on Pay Resolution. Unless instructed otherwise, the persons named in the accompanying proxy intend to vote in FOR the Say on Pay Resolution.

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STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Role of the Board of Directors

The primary responsibility of the Board is to provide governance and stewardship to the Company. Each of the members of the Board is required to exercise their business judgment in a manner consistent with their fiduciary duties. In particular, directors are required to act honestly and in good faith, with a view to the best interests of the Company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

The Board discharges its responsibility for supervising the management of the business and affairs of the Company by delegating the day-to-day management of the Company to senior officers. The Board oversees the Company’s systems of corporate governance and financial reporting and controls to ensure that the Company reports adequate and fair financial information to shareholders and engages in ethical and legal corporate conduct. Its goal is to ensure that Alamos continues to operate as a successful business, and to optimize financial returns to increase the Company’s value over time while effectively managing the risks confronting the organization. The Board has adopted a formal mandate setting out the role and responsibilities of the Board, a copy of which is attached as Schedule “C” to this Circular.

The independent directors meet in the absence of the non-independent director at each meeting of the Board. The sessions are presided over by the Company’s independent Chairman. Any issues addressed at the in camera sessions requiring action on behalf of, or communication to, management are communicated to management by the independent directors.

The Board has also adopted written position descriptions for the Chairman of the Board and the Chief Executive Officer in order to delineate their respective roles and responsibilities. The responsibilities of the Chairman of the Board include providing overall leadership to enhance the effectiveness of the Board; assisting the Board, Board Committees and the individual directors in effectively understanding and discharging their respective duties and responsibilities; overseeing all aspects of the Board and Board Committee functions to ensure compliance with the Company’s corporate governance practices; acting as an adviser to the CEO and other senior officers; and fostering ethical and responsible decision making by the Board and its individual members. The Chairman of the Board is also required to coordinate and preside at all meetings of the Board and Shareholders, in each case to ensure compliance with applicable law and the Company’s governance practices.

The Chief Executive Officer is to be the leader of an effective and cohesive management team for the Company, set the tone for the Company by exemplifying consistent values of high ethical standards and fairness, lead the Company in defining its vision, be the main spokesperson for the Company and ensure that the Company achieves its strategic objectives. The CEO works with, and is accountable to, the Board with due regard to the Board’s requirement to be informed and independent.

It is expected that each director must be able to devote sufficient time to discharge their responsibilities effectively. In order to facilitate this, the Board has adopted a policy limiting the number of boards considered appropriate for directors, having regard to whether they are independent directors or members of management. Specifically, in the case of the CEO, he shall not sit on more than two outside public company boards in addition to that of the Company, and in the case of a non-management director, he or she shall not sit on more than five outside public company boards in addition to that of the Company. As of April 1, 2016, all of the directors of the Company are in compliance with this policy of the Board.

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Director Independence

The Board has determined that eight of the Company’s nine directors are “independent” within the meaning of National Instrument 58-101 and one is not independent. The Board considers that John McCluskey is not an independent director because of his position as President and CEO. The current Chairman of the Board, Paul Murphy, is an independent director and is not involved in day-to-day operations of the Company. In the event a chair was selected that was not independent, the Board, in accordance with the Board Mandate, will designate one of the independent directors as the lead director.

The Board is responsible for determining whether or not each director is an independent director. In 2015 the Board adopted a Director Independence Policy which assists the Board in determining whether a director is independent within the meaning of National Instrument 58-101 (Disclosure of Corporate Governance Practices) and National Policy 58-201 (Corporate Governance Guidelines) and the New York Stock Exchange corporate governance rules.

This policy also requires each director who has been determined to be independent to notify the Chair of the Corporate Governance and Nominating Committee, as soon as reasonably practicable, in the event that such director’s personal circumstances change in a manner that may affect the board’s determination of whether such director is independent.

The Board also believes that it should be comprised of directors that are to the greatest extent possible free from actual, perceived or potential conflicts of interest. In 2015, the Board amended its Board of Directors Mandate to include that when a director’s principal occupation or business association changes substantially from the position he or she held when originally invited to join the Board (determined by reference to factors such as country of principal residence, industry affiliation, etc.) that director should tender a letter of proposed resignation to the Chair of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will review the director’s continuation on the Board and recommend to the Board whether, in light of the circumstances, the Board should accept the proposed resignation or request that the director continue to serve.

We have listed in our information about director nominees on pages 7-11 the boards of other issuers certain of our directors sit on. As of April 1, 2016, no members of our Board served together on the boards (or board committees) of other public companies.

Attendance Record in 2015 for Directors

The table below summarizes the number of Board and committee meetings attended by each director during 2015. The directors’ attendance records are also included in the director profiles above. Each Director and Director nominee attended 100% of the Board meetings and Committee meetings (During which time they were a member) from January 1, 2015 to present. In-camera sessions without management present are held at each meeting of the Board of Directors, and are held at Board Committee meetings where the Committee members consider it advisable to do so.

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AuRico Gold Inc. (January 1, 2015 to July 1, 2015)

Board/Committee	Number of Meetings
Board of Directors	6 meetings
Audit Committee	3 meetings
Human Resources Committee	3 meetings
Nominating and Corporate Governance Committee	1 meeting
Sustainability Committee	1 meeting

Former Alamos (January 1, 2015 to July 1, 2015)

Board/Committee	Number of Meetings
Board of Directors	8 meetings
Audit Committee	2 meetings
Compensation Committee	2 meetings
Corporate Governance and Nominating Committee	1 meetings
Technical and Sustainability Committee	2 meetings

Alamos Gold Inc. (July 2, 2015 to Present)

Board/Committee	Number of Meetings
Board of Directors	5 meetings
Audit Committee	4 meetings
Human Resources Committee	4 meetings
Corporate Governance and Nominating Committee	4 meetings
Technical and Sustainability Committee	3 meetings

Ethical Business Conduct

The Alamos Code of Business Conduct and Ethics (the “Code”) requires high standards of professional and ethical conduct from our directors. Alamos’s reputation for honesty and integrity is integral to the success of its business. No director or employee will be permitted to achieve results through violations of laws or regulations, or through unscrupulous dealings. Alamos also seeks to ensure that its business practices are compatible with the economic and social priorities of each location in which it operates.

Although customs vary by country and standards of ethics may vary in different business environments, Alamos’s business activities shall always be conducted with honesty, integrity and accountability. The Code has been filed on and is accessible on SEDAR at www.sedar.com and on the Company’s website at www.alamosgold.com. In order to monitor compliance, the Board requires each officer and director to certify on an annual basis their agreement and compliance with the Code. If any material waivers from the Code are

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granted to directors or officers of the Company, the Board is required to disclose this in the ensuing quarterly or annual report on the finances of the Company. No waivers have been granted. Activities which may give rise to conflicts of interest are prohibited unless specifically approved by the Board or the Audit Committee. Each director must disclose all actual or potential conflicts of interest to the Board or the Audit Committee and refrain from voting on all matters in which such director has a conflict of interest. In addition, if a conflict of interest arises, the director must excuse himself or herself from any discussion or decision on any matter in which the director is precluded from voting as a result of a conflict of interest.

In addition to adopting the Code, the Board has adopted the Company’s Insider Trading Policy and Anti-Bribery and Anti-Corruption Policy in order to, among other things, encourage and promote a culture of ethical business conduct. The Company periodically holds information and training sessions for employees to ensure awareness of, and compliance with, applicable law, the Code and other internal policies.

For purposes of orientation, all new directors receive the governance policies of the Company, including Board policies, a record of public information about the Company, minutes from recent meetings of the Board and its Committees and other relevant information. The Board is responsible for ensuring new nominees fully understand the time commitment required of them as a director. Directors are also encouraged and afforded the opportunity to visit the Company’s operations and receive detailed briefings from management. As part of the continuing education of directors, management makes regular presentations to the Board on specific aspects of the Company’s business. The Company also encourages directors to attend, at the Company’s expense, conferences, seminars or courses on subjects related to their role on the Board or when appropriate, Board Committees, including maintaining relevant professional designations.

Board Assessment

The entire Board evaluates the effectiveness of the Board, its committees and individual directors on an annual basis. To facilitate this evaluation, the Board conducts an annual self-assessment of its performance, consisting of a review of its mandate, the performance of each Board Committee and the performance of individual directors. Assessment of individual Board member effectiveness is the principal criteria for retention. Accordingly therefore the Company does not have a formal retirement age for directors.

Skills and Areas of Expertise

The Corporate and Nominating Governance Committee, through the nomination and recruitment process as well as continuing education initiatives, seeks to ensure that the collective skill set of our directors, including their business expertise and experience, meets the needs of the Company. The Corporate Governance Committee has developed a Skills Matrix setting out the skills and experience that are viewed as integral to Board effectiveness, which will be used to assess board composition, to help with the Board’s ongoing development and to assist in recruiting new directors in the future. The following table shows the number of directors who have particular expertise according to the self-assessments which each of them completed in early 2016.

Self-Assessment of Skills and Expertise	Number of Alamos Directors with Expertise
Strategy and Leadership – Experience driving strategic direction and leading growth of an organization, preferably including the management of multiple significant projects, comfort with current principles of risk management and corporate governance.	8

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Operations and Exploration – Experience with a leading mining or resource company with reserves, exploration and operations expertise, including cultivating and maintaining a culture focused on safety, the environment and operational excellence.	4

Metals and Mining – Knowledge of the mining industry, market, international regulatory environment and stakeholder management.	5

Finance – Experience in the field of finance, investment and/or in mergers and acquisitions.	7

Public Policy/Government Relations/Political Risk – Experience in, or a thorough understanding of, the workings of government and public policy both domestically and internationally.	4

Human Resources – Experience in the oversight of significant, sustained succession planning and talent development and retention programs, including executive compensation	6

Accounting – Experience as a professional accountant, CFO or CEO in corporate financial accounting and reporting; comfort working with basic financial reports; understanding of the key financial levers of the business.	5

International Business – Experience working in a major organization that carries on business in one or more international jurisdictions, preferably in Mexico or other countries or regions where the Company has or are developing operations.	5

Corporate Governance/Legal – Knowledge of corporate governance best practices and legal issues facing directors and operations of publicly listed entities.	6

Diversity

Currently, the Board of Directors is comprised of 88% (8 of 9) men and the executive team is comprised of 16.7% (2 out of 12) women. The Board has a adopted a diversity policy that recognizes and believes in the importance of having a Board and management comprised of highly talented and experienced individuals from diverse backgrounds.

Diversity, including specifically gender diversity, promotes the inclusion of different perspectives, ideas and experiences, and ensures that Alamos has the opportunity to benefit from all available talent. The promotion of diversity makes business sense, helps maintain a competitive advantage, improves corporate governance and ensures that the Company better reflects its constituents. Diversity at the Company is also about the commitment to equality and treating all individuals with respect while also recognizing the value of diversity within our organization as a key value driver.

In support of this goal, the Board and relevant Board committees are required to put forward a diverse group of candidates, including women candidates, and shall, when identifying candidates to nominate for election to the Board or appointment as management: (a) consider candidates who are highly qualified based on business expertise, functional experience, knowledge, personal skills and character against objective criteria, having due regard to the benefits of diversity, the needs of the Board, the Company’s current and future plans and objectives, as well as anticipated regulatory developments; (b) consider criteria that promote diversity, including with regard to gender, ethnicity, age, national origin, disability, and sexual orientation or any other area of potential difference; (c) considers the level of representation of women on the Board and in Officer positions along with other markers of diversity when making recommendations for nominees to the Board or for appointment as Management and in general with regard to succession planning for the Board and Management; and (d) when required, engage qualified independent external advisors to assist the Board in conducting its search for candidates who meet the foregoing criteria.

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Recognizing the need for considered and effective progression in respect of this Policy, success will be measured based on, among other things, the relative increase in diversity on the Board and in senior management positions over a multi-year period, as well the ongoing implementation of specific processes designed to foster the progression of and attract diverse candidates to be considered for nomination or appointment. For this reason, Alamos has not adopted specific multi-year targets. As a first step, the Board of Alamos proposed that as a minimum target, one (1) woman candidate be nominated to stand for election as a director at the Company’s 2016 Annual General Meeting. We believe this ongoing review process will identify and foster the development of suitable candidates for nominations or appointment and over time will achieve diversity in an orderly and rational manner. We believe the foregoing also achieves the Board’s objective of making the Board better.

The Vice President, Human Resources, along with the Corporate Governance and Nominating committee will periodically and at a minimum, annually, report to the Board on the implementation of the Company’s Diversity Policy.

Director Tenure

In 2015, Former Alamos committed to developing a policy which addressed the issue of Board renewal, including specifically term limits. Rather than instituting a policy of defining fixed terms for directors, the Board will continue working on making the Board better through an ongoing review of the performance of the Board as a whole; as well, individual director performance. The following chart lists each of our current directors (and nominees for the Board) and when they were first appointed to the Board of the Company (or each of the Company’s two predecessor companies). The Board believes the below data suggests an appropriate degree of turnover and renewal while maintaining board continuity and knowledge.

Name	Approx. Years	Alamos Gold	Former Alamos	AuRico
Mark Daniel	4.5			October 26, 2011
Patrick Downey	4.5			October 26, 2011
David Fleck	2.2		March 10, 2014
David Gower	7		May 19, 2009
Claire Kennedy	0.5	November 10, 2015
John McCluskey (Founder)	20		July, 1996
Paul Murphy	6.25		February 18, 2010
Ronald Smith	7			May 15, 2009
Kenneth Stowe	4.5		September 26, 2011

Strategic Planning

Management is responsible for developing and recommending the Company’s strategic plan for approval by the Board each year. The Board discusses strategic planning and related issues at each of its quarterly meetings, including the risks associated with various strategic alternatives. Management carries out periodic reviews of the Company’s strategic plan, based on its progress, and recommends annual corporate objectives, a budget and a long-term financial plan and presents these to the Board for approval. Management also makes presentations to the Board on strategic issues as needed throughout the year.

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Risk Management

The Board, in accordance with its mandate, is responsible for the Company’s management of risk. The Alamos Risk Management Program has been developed by the Board as a systematic approach to identifying, assessing, reporting and managing significant risks facing the Company, both at the corporate and operations level. The program helps the Board identify and manage threats to achievement of the Company’s corporate objectives. The Board has delegated the responsibility for overseeing and monitoring, from a process standpoint, the Risk Management Program to the Risk Committee, which is a senior management committee which includes the President and Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and VP General Counsel, among others. The Risk Committee is responsible for ensuring an effective risk management process is in place, and for monitoring and reporting to the Board on the overall risk profile of the Company.

Committees of the Board

There are currently four standing committees of the Board: the Corporate Governance and Nominating Committee, the Audit Committee, the Human Resources Committee and the Technical and Sustainability Committee. Committee members are appointed by and comprised exclusively of independent members of the Board. The roles and responsibilities of each Committee are set out in its Board-approved written Charter, which Charter is reviewed annually by the relevant committee and the Corporate Governance and Nominating Committee.

The mandates of the Committees ensure, collectively, that the Board fulfills its duties and responsibilities and that there is effective supervision and direction of management in the conduct of the affairs of the Company. The Chairman of a committee is selected by the Board from among the members of the relevant committee (with the exception of the Audit Committee, which designates its own Chairman annually). Each Committee Charter includes a description of the role and responsibilities of the Chairman of the Committee, which include presiding over Committee meetings, reporting to the Board with respect to the activities of the Committee, and providing leadership to the Committee and assisting it in reviewing and monitoring its responsibilities set out in its Charter.

The Audit Committee of the Company holds an in-camera session without management present following each of its meetings. Each Committee’s mandate grants it authority to retain and terminate legal or other advisors to the Committee. A copy of the Charter for each of the Committees is posted on Alamos’s website at www.alamosgold.com.

Corporate Governance and Nominating Committee

The mandate of the committee is to assist the Board in fulfilling its oversight responsibilities with respect developing corporate governance guidelines, principles and policies for Alamos; identifying individuals qualified to be nominated as members of the Board; structure and composition of Board committees; evaluating the performance and effectiveness of the Board; Board succession and development; and developing a director education program.

The mandate of the Corporate Governance and Nominating Committee requires that it shall be comprised of no less than three (3) directors, all of whom are independent. At the end of 2015, the Committee was comprised of four independent directors: David Fleck (Chair), Ronald Smith, Mark Daniel and Claire Kennedy. There were three meetings of the Company’s Corporate Governance and Nominating Committee during 2015 (July 2, 2015 to December 31, 2015).

The Corporate Governance and Nominating Committee, among other things, is responsible for identifying governance standards and practices applicable to the Company and monitoring new developments in

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corporate governance and making periodic recommendations to the Board; annually and periodically reviewing governance and related policies; assisting the Board in approving public disclosure with respect to corporate governance matters; and, ensuring a program and/or policy is in place with respect to director education.

With respect to the composition of the Board, its committees and the appointment of the CEO, the Corporate Governance and Nominating Committee shall on an annual basis (or more frequently if required) assess the size and composition of the Board and Board committees, the competencies and skills required to enable the Board and Board committees to properly discharge their responsibilities, and report the results of that assessment to the Board.

The Committee shall also assess the effectiveness of the Board as a whole and each Board committee, and assess whether there is a lack of competencies and skills on the Board or with respect to individual directors of the Company which results in the Board not being effective, and report the results of that assessment to the Board.

The Committee oversees the process of identifying and recruiting new candidates for election or appointment as directors of the Company, including assessing the competencies and skills of identified individuals and reporting the results of that assessment to the Board; overseeing the process of identifying and recruiting new candidates for election or appointment as directors of the Company, including assessing the competencies and skills of identified individuals and reporting the results of that assessment to the Board.

Annually (and more frequently if appropriate) the committee will also assess the independence, as defined by applicable Canadian and US laws and regulations as well as the rules of relevant stock exchanges, all as set out in the Company’s Director Independence Policy, of the individual directors of the Company and report the results of that assessment to the Board. The committee, if/when required, will oversee the process of identifying and recruiting new candidates for appointment as CEO.

Human Resources Committee

The mandate of the Human Resources Committee is to assist the Board in monitoring, reviewing and approving Alamos’s compensation policies and practices, including specifically the establishment of corporate goals and objectives relevant to compensation of the CEO; evaluation of the CEO’s performance and determination of the CEO’s compensation; in consultation with the CEO, establishment of corporate and personal performance objectives for executive officers of the Company other than the CEO; in consultation with the CEO, evaluation of performance of, and determination of compensation for, senior executives other than the CEO; compensation of the directors of the Company; oversight of key compensation policies including incentive and equity-based compensation plans of the Company; and succession planning for the CEO.

The Committee is comprised of four independent directors: Mark Daniel (Chair), David Gower, Patrick Downey and Kenneth Stowe. Each of the members of the Human Resources Committee have direct experience relevant to their responsibilities with respect to executive compensation. There were three meetings of the Company’s Human Resources Committee during 2015 (July 2, 2015 to December 31, 2015).

The process by which the committee determines the compensation for the issuer’s directors and officers includes setting annual performance objectives, evaluation of such performance, annual reviews of CEO, executive management and director compensation. For a detailed description of how compensation was determined see the “Report on Executive Compensation”.

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The Charter of the Human Resources Committee grants it authority to retain and terminate any compensation consultant to assist in reviewing compensation matters, including sole authority to approve the fees and other terms of retention of such consultants. For the year 2015, the following advisory services were retained:

Services	Associated Fees
2015 Executive Compensation-related Fees
Hugessen Consulting Inc. Reviews	Cdn$	51,730
a. Peer Group Analysis (merger)
b. Executive Compensation
c. Proxy Disclosure Update
d. Executive Change of Control Analysis

Hugessen Consulting Inc. did not provide any services to the Company or management other than, or in addition to, the services described above. Hugessen Consulting was first retained by the Company in 2012. The Human Resources Committee must pre-approve other services provided by the compensation consultants at the request of management.

The Company participated in the Equilar Top 25 Survey in 2015. Participation in this survey is included in the annual fee.

The Human Resources Committee holds certain risk management responsibilities in respect of those risks within its area of focus. The Board strives to ensure that the members of the Human Resources Committee have the skills and experience required to make decisions on whether the Company’s compensation policies and practices are consistent with its risk profile. The Human Resources Committee avoids compensation policies which encourage excessive risk taking, such as compensation policies that allow pay out before the risks associated with the performance are likely to materialize, and policies that do not include regulatory compliance and risk management as part of their performance metrics. In the Human Resources Committee’s view, compensation outcomes must be symmetric with risk outcomes. Variable compensation for senior executives is considered more risk-aligned when it is deferred. The Committee is also sensitive to the possible reputational damage that could be suffered by the organization where executives are not compensated in a manner that is consistent with the objectives of the Alamos executive compensation program or that is otherwise not in the best interests of the Company and its stakeholders. Other mechanisms used to mitigate executive compensation risks include the Company’s Executive Compensation Claw-back Policy and Minimum Equity Ownership Policy.

Audit Committee

The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the Company’s compliance with applicable audit, accounting and financial reporting requirements. More particularly, the Committee oversees the Company’s practices with respect to preparation and disclosure of financial related information, including through its oversight responsibilities with respect to the following: integrity of the quarterly and annual financial statements and management’s discussion and analysis; compliance with accounting and finance-related legal requirements; the audit of the consolidated financial statements; the review of the performance of, and recommendation of the nomination of, the independent auditors; the accounting and financial reporting practices and procedures including disclosure controls and procedures; the system of internal controls including internal controls over financial reporting; implementation and effectiveness of the Code of Business Conduct and Ethics and management of financial business risks that could materially affect the financial profile of Alamos. A full description of the responsibilities of Alamos’s Audit Committee is set forth in its Charter, a copy of which is available at www.alamosgold.com.

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At the end of 2015, the Audit Committee consisted of three independent directors: Ronald Smith (Chair), David Fleck and Patrick Downey. There were three meetings of the Company’s Audit Committee during 2015 (July 2, 2015 to December 31, 2015), each of which was attended by all of the members of the Audit Committee.

All members of the Audit Committee are financially literate, as defined under NI 52-110. In considering criteria for determination of financial literacy, the Board looks at the ability to read and understand financial statements of the Company. Each of Ronald Smith, Patrick Downey and David Fleck is an “Audit committee financial expert” having the attributes required of a “financial expert” as defined under the Sarbanes Oxley Act of 2002. In determining financial expertise, the Board looks at familiarity with emerging accounting issues, past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individuals’ financial sophistication, including being or having been a chief executive officer, a chief financial officer or having held another senior officer position of an entity with financial oversight responsibilities.

Technical and Sustainability Committee

The mandate of the Technical and Sustainability Committee is to oversee Alamos’s technical, environmental, health and safety and social responsibility performance at all operations and projects of the Company, to monitor related current and future regulatory issues and to make recommendations, where appropriate, to the Board. The Committee also oversees the development and implementation of the Company’s policies and practices on technical, environmental, health, safety and social responsibility matters in light of applicable laws and recommends best practices in the various jurisdictions in which the Company conducts its operations. To achieve this, the Committee reviews the Company’s existing programs to ensure that they minimize or prevent the effects of Alamos’s operations on the environment, and monitors their effectiveness. It also reviews the measures implemented, and key resources committed to, developing a positive relationship with the individuals and communities impacted by Alamos’s operations. The Committee strives to ensure that the individuals employed in its areas of focus from each jurisdiction in which the Company operates communicate regularly and effectively with one another such that the value of their respective experiences and expertise are optimized.

There were two meetings of the Company’s Technical and Sustainability Committee during 2015 (July 2, 2015 to December 31, 2015), each of which was attended by all members of the Committee. At the end of 2015, the Technical and Sustainability Committee consisted of three independent directors, Kenneth Stowe (Chair), Claire Kennedy and David Gower.

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REPORT ON EXECUTIVE COMPENSATION

As at December 31, 2015, the end of the most recently completed financial year of the Company, the five Named Executive Officers (or “NEOs”) of the Company were John A. McCluskey, President and Chief Executive Officer, James Porter, Chief Financial Officer, Peter MacPhail, Chief Operating Officer, Andrew Cormier, Vice President, Development and Construction and Aoife McGrath, Vice President, Exploration.

On July 2, 2015, Alamos Gold Inc. (“Former Alamos”) and AuRico Gold Inc. (“AuRico”) merged to form Alamos. As a result, this report also includes references to Scott Perry, former Chief Executive Officer, AuRico Gold Inc. and Robert Chausse, former Chief Financial Officer, AuRico Gold Inc.

Compensation Discussion and Analysis

The Alamos executive compensation program is designed to achieve the following objectives:

•	Attract, retain, and motivate people of the highest quality;

•	Align the interests of the CEO and the senior executives with the Company’s shareholders;

•	Create incentives to achieve established corporate and individual performance objectives;

•	Properly reflect the respective duties and responsibilities of the senior executives; and

•	Create incentives relating to risk management and regulatory compliance.

These objectives are embedded in the Charter of the Human Resources Committee, and reflect the Company’s pay-for-performance philosophy for compensation of its executives. Each of the elements of the Company’s compensation program (base salary, annual incentive and long-term incentives) is designed to achieve one or more of these objectives, both in the short and long-term.

Compensation for the NEOs, and the balance of the executive officers, consists of a base salary, discretionary annual incentive, and longer-term incentives in the form of stock options and restricted or performance share unit grants. The Human Resources Committee reviews and recommends base salary levels to the Board based on a number of factors, in order to enable the Company to attract, motivate and retain high quality executives who are critical to the Company’s long-term success. Annual incentive compensation is linked to achievement of individual and annual corporate objectives, thereby aligning interests of the executives with those of the Company’s shareholders. Long-term equity incentive compensation is intended to align the interests of executive officers with the longer term interests of shareholders.

Overall, the Company’s compensation strategy is to target total compensation up to the 75th percentile of the Company’s defined peer group, based on performance. Historically, the Company placed greater weight on short and long-term incentives to achieve the 75th percentile with respect to total compensation. In 2015, the Company has continued to offset increased base salaries with lower long-term incentive grants relative to prior years. As an executive officer’s level of responsibility and ability to influence Company operations and results increases, the mix of total compensation is weighted more heavily to pay at risk (annual incentive and long-term incentive), thereby further aligning the interests of executive officers with those of the Company’s shareholders.

The Company’s performance and compensation review for the 2015 year was led and conducted by the Human Resources Committee on January 20, 2015. At that time, the Human Resources Committee and subsequently, the Board concluded that there would be no salary increases for executives and approved the 2015 long-term incentive grant. On the merger between Alamos Gold Inc. and AuRico Gold Inc. on July 3, 2015, the Human Resources Committee and subsequently the Board reviewed and approved salary increases for the executives in line with the broadened scope and increased complexity of each of their roles and the size of the

36 | ALAMOS GOLD INC.

Company. These increases ranged from 5% to 23% and are further explained in the notes accompanying the Summary of Compensation table below. On March 22, 2016, the Board reviewed and approved the 2015 annual incentives for the Company’s executives, including the NEOs.

The merger between Former Alamos and AuRico triggered a change of control in accordance with the terms of certain executives’ respective employment agreements. The agreements (in most cases), had been in place since 2012 and included a single-trigger change of control clause. The Board set out to ensure continuity in all executive functions of the Company and incentivize each executive to positively contribute to the successful integration of Alamos. Amended and restated employment agreements for each of the Company’s senior executives, including the NEOs were executed as at July 3, 2015. These agreements were amended to remove the single-trigger change of control clauses in accordance with executive compensation best practices and contained a retention bonus agreement for each applicable executive (each a “Retention Agreement”). The retention agreement defined three payments, with the first being upon completion of the merger and/or receipt of an executed agreement and the subsequent payments on the first and second anniversaries of the completion of the merger. The payments were calculated based on the cash component of the change of control terms of the previous employment agreements – salary plus bonus – plus a small multiple which was in consideration of each executive waiving the immediate vesting of their long-term incentives, Supplemental Executive Retirement Plan and other benefits. The first payment was delivered on July 15, 2015 for all NEOs except for the CEO which was paid on September 15, 2015. The Vice President, Exploration was not an executive officer at the time of the merger and therefore did not receive a retention bonus on account of having no change of control clause in her employment agreement.

INDEPENDENT ADVICE. The Company paid the fees outlined below for independent compensation advisory services in conjunction with the annual executive compensation review for the years indicated.

Services	Associated Fees

2015 Executive Compensation-related Fees

1.      Hugessen  Consulting Inc. Reviews

a.      Peer  Group Analysis (merger)

b.      Executive  Compensation

c.      Proxy  Disclosure Update

d.      Executive  Change of Control Analysis

Cdn$51,730

2014 Executive Compensation-related Fees 1. Hugessen Consulting Inc. Reviews a. Director Compensation b. Executive Share Ownership c. Proxy Disclosure Update d. LTIP Grant Analysis	Cdn$14,388

2013 Executive Compensation-related Fees 1. Hugessen Consulting Inc. Reviews a. Compensation Update Report b. NEO Analysis	Cdn$32,625
2. Mercer 2013 Canada Mining Survey 3. Hay Group, 2013 Global Mining Compensation Review	Cdn$4,565 Cdn$31,548

Hugessen Consulting did not provide any services to the Company or management other than, or in addition to, the services described above. Hugessen Consulting was first retained by the Company in 2012. The Human Resources Committee must pre-approve other services provided by the compensation consultants at the request of management.

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The Company participated in the Equilar Top 25 Survey in 2015. Participation in this survey is included in the annual fee.

The Human Resources Committee and subsequently, the Board reviewed and approved a new peer group for Alamos effective 2015 to reflect the Company post-merger. The companies that were selected to be a part of the peer group were chosen based on characteristics similar to those of the Company post-merger, with respect to: industry, revenue, net income and market capitalization. The peer group is as follows:

Company Name	Market Capitalization (US$000)(1)	Annual Revenue (US$000)(1)	Number of Employees(2)
B2Gold Corp	1,440,000	553,660	3,330
Centerra Gold Inc.	1,090,000	623,950	N/A
Detour Gold Corp.	2,480,000	563,020	748
Hecla Mining Co.	1,010,000	443,570	1,354
Hudbay Minerals Inc.	924,000	886,050	1,797
IAMGOLD Corp.	819,000	917,000	N/A
New Gold Inc.	1,820,000	712,900	N/A
OceanaGold Corp.	1,640,000	507,980	N/A
Pan American Silver Corp.	1,570,000	674,690	6,983
Primero Mining Corp.	299,000	291,300	N/A
SEMAFO Inc.	1,000,000	300,130	984
Tahoe Resources Inc.	2,400,000	519,720	930
Torex Gold Resources Inc.	972,000	N/A	342
Alamos Gold Inc.	1,350,000	355,100	1,293

(1)	Calculated as at December 31, 2015
(2)	As reported in the 2014 Management Information Circulars, if available. Alamos Gold Reported as of December 31, 2015

Key components of the Company’s compensation plan are discussed in greater detail below.

Base Salary

Base salaries provide executive officers with remuneration based on the position and the required qualifications and skills to effectively perform the functions contained in the job description. Base salaries are also the determinant for other forms of compensation (annual incentive, long-term incentive, pension and benefits) to the extent these are paid or granted as a percentage of base salary. Base salaries are intended to be internally equitable and externally competitive with the principal objectives being to attract candidates and retain and motivate existing executives and employees. Salaries are reviewed annually based on performance levels within the Company, and in comparison to base salaries for similar roles in peer group companies. The target base salary varies per executive role and actual base salaries reflect years of experience both within the

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industry, and in general, at the executive level, both technical and management skills, and performance level. The actual base salaries fall anywhere from below P25 (i.e. 25th percentile) up to the 75th percentile of the peer group and/or the market at large. Annual adjustments to base salary are assessed and recommended by the CEO (regarding other NEOs and executives) to the Human Resources Committee and then recommended by the Human Resources Committee to the Board for their final decision.

Non-Equity Annual Incentive

The Human Resources Committee determines, on a discretionary basis, annual incentive awards to be paid to the executive officers of the Company in respect of a financial year based on both individual and corporate performance, as well as the recommendations of the CEO (regarding other NEOs). Each executive officer is responsible for presenting specific individual goals and objectives to the Board for review and approval on an annual basis. The CEO approves, on a discretionary basis, annual incentives to be paid by the Company to all other eligible employees of the Company in respect of a financial year. Annual incentive targets are set based on peer group benchmarking, and an internal review for internal equity purposes. An annual incentive is provided as an element of total compensation to provide an incentive to achieve or exceed annual goals consistent with operating or financial metrics that can generally be improved on a year over year basis. The Company metrics are outlined in the table below under “Review of Recent Performance and Performance Objectives”. All executives other than the CEO, CFO and COO have a 50:50 weighting of their individual and corporate metrics. The CFO and COO have a weighting of 75:25 corporate metrics and individual goals, whereas the CEO is measured entirely on performance relative to corporate metrics.

Long-Term Incentive Plans

The long-term incentive grant in 2015 for executives, including the NEOs was made at the same fair value as the 2014 grant. In 2015, each executive’s long-term incentive award value was divided equally between stock options and restricted share units and were awarded under the former Alamos Gold Inc. long-term incentive plan. There was no long-term incentive grant approved in 2015 for executives who were previously employed by AuRico Gold Inc.

The Company provides its executives with incentives to achieve the Company’s goal of price appreciation for its common shares. Each executive plays a critical role in achievement of the Company’s operational, financial and other objectives which can result in share price appreciation. Each officer is awarded a long-term incentive package on entering service and annual grants are reviewed by the Board. The Company utilizes the initial value of a grant, as determined using the Black Scholes option pricing model (for stock options) on the five (5) day Volume Weighted Average Price (“VWAP”), to evaluate executive compensation given this is a common practice amongst the Company’s peer group. The Board recognizes that the value of this element of compensation is high in the year an executive is appointed to his or her position as a result of the initial grant.

Going forward, all long-term incentive grants will be made pursuant to the Company’s Long-term Incentive Plan. See “Securities Authorized for Issuance under Equity Compensation Plans” below for further details of the LTIP. See also the section dealing with the approval of the Company’s Long-term Incentive Plan on Page 12 for an overview of the terms of the plan.

Option Re-pricing

It is expected that in 2016 and going forward, executive officers will be granted stock options and performance share units. No options held by the Named Executive Officers are permitted to be, or were, re-priced downward during the Company’s most recently completed financial year ended December 31, 2015.

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Stock Appreciation Rights (“SARs”)

In 2011, the Board approved a cash-settled stock appreciation rights plan (the “SARs Plan”) to grant incentive SARs to directors, officers, employees and consultants of the Company or any of its subsidiaries and affiliates. A cash-settled stock appreciation right (“SAR”) entitles a participant to receive cash consideration equal to the appreciation in value of the Company’s common shares over a certain period of time. The term and vesting provisions of SARs are authorized by the Board at the time of the grant. Following amendments to the SARs Plan made by the Board in 2012, SARs granted under the SARs Plan are exercisable for a five-year period, vesting 1/3 on the anniversary of the date of grant, and 1/3 at each twelve month interval following the date of grant, until fully vested. The strike price of a SAR cannot be lower than the market price of the common shares of the Company at the date of the grant of the SAR, where market price is the closing price of the Company’s common shares on the TSX on the business day on which the grant of the SAR is approved by the Board.

SARs are cash-settled liabilities, which are initially valued and re-measured at each reporting date using the Black-Scholes option-pricing method. At the settlement date, the SARs liability is re-measured to the intrinsic value or cash payment required to settle the SARs liability. Changes in the fair value of the SARs liability are recognized as an expense within share-based compensation in the Statements of Comprehensive Income. No SARs were granted to any Named Executive Officer in 2015.

Prior to the merger, executive officers of Alamos Gold Inc. were granted awards under Alamos’ Stock Option, Restricted Share Unit, Deferred Share Unit and Stock Appreciation Rights. There will be no further grants under these plans. The plans will continue to govern the previously awarded stock options, RSUs, DSUs and SARs until their date of expiry.

Pension Plans

The Board approved a Supplemental Executive Retirement Plan (“SERP”) for the Company’s executives which became effective on January 1, 2014. The plan is an unfunded, non-registered plan. The Company is not required nor obligated to fund for the provision of any benefits under this SERP prior to the date the members’ benefit entitlements fall due. There are no physical assets or funds held in trust in connection with this unfunded SERP. The members are unsecured creditors of the Company with respect to balances in their members’ SERP Vested Accumulated Accounts.

The plan is administered by a Company-approved Authorized Administrative Agent. Each executive provides their Investment Direction in writing, which specifies the investment and percentages to be notionally invested in the Company-approved Allowable Investment Options.

SERP benefits are Canadian dollar denominated. Executives are eligible to participate in the SERP on the 1st of the month immediately following the completion of six (6) months continuous service. The SERP in 2015 has a rolling vesting provision of two (2) years. The Company credits 12% of each executive’s annual earnings (base salary and annual incentive) to the members’ SERP Accumulation Sub-account. No other earnings may be included in this calculation. Executives are not permitted to make notional contributions to the SERP.

The value of each executive’s SERP Account will be determined by the Authorized Administrative Agent and will take into account the notional employer contributions and the investment earnings thereon.

In the case of a Change of Control, all unvested SERP Accumulation Sub-accounts vest immediately.

Upon retirement, which has been defined in the Plan as the 1st of the month following the 65th birthday of the executive (“Normal Retirement Date”), the executive is entitled to the SERP total accumulation account.

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Should an executive retire prior to the normal retirement date, the executive is entitled to the SERP vested accumulation account. The Board has the discretion to deem the benefit entitlement to be the SERP total accumulation account if an executive retires prior to the normal retirement date.

Upon total and permanent disability prior to the normal retirement date, the executive’s benefit entitlement is to the SERP total accumulation account. Upon resignation or termination from the Company, the executive’s benefit entitlement is the SERP vested accumulation account. The Board has the discretion to deem the benefit entitlement to be the SERP total accumulation account in the case of termination of employment.

If the vested portion of the SERP total accumulation account is less than $100,000 the benefit shall be provided in a lump-sum payment, less applicable withholding taxes. If the vested portion of the SERP total accumulation account is $100,000 or more, the executive may receive the benefit as a lump-sum payment, less applicable withholding taxes, or a lump-sum contribution to a Retirement Compensation Arrangement (RCA) as defined under the Income Tax Act (Canada).

The table below outlines the notional value of each NEO’s account as at December 31, 2015 in US$ converted at the year-end 2015 exchange rate Cdn$1.00=US$0.7225.

Name	Accumulated Value at Start of Year ($US)	Change (2015) ($US)	Accumulated Value at Year-end ($US)
John A. McCluskey	113,605	144,157	257,762
James Porter	56,807	64,822	121,629
Peter MacPhail(1)	—	63,420	63,420
Andrew Cormier	36,069	35,213	71,282
Aoife McGrath(1)	—	24,699	24,699

(1)	Mr. MacPhail’s and Ms. McGrath’s participation in the SERP were effective July 3, 2015 and June 3, 2015 respectively therefore there is no accumulated value at the start of 2015.

Employee Share Purchase Plan

On April 1, 2014, the Board of AuRico approved an Employee Share Purchase Plan (“ESPP”) which continues to be employed by the Company following completion of the merger. The ESPP is designed to encourage employee savings through ownership of common shares of the Company. Alamos believes the plan will aid in attracting, retaining, and encouraging employees to acquire an ownership interest in the Company.

Officers, directors, employees and consultants of the Company and its subsidiaries (“Eligible Participants”), may elect to contribute between one (1) and ten (10) percent of their base salary towards the purchase of common shares of the Company and the Company will match the contribution in an amount equal to 75% of the participant’s contribution. Participant and Company contributions vest immediately.

The aggregate number of Common Shares to be reserved and set aside for issue from treasury under the ESPP is 0.2% of the issued and outstanding Common Shares of the Company from time to time on a non-diluted basis. The aggregate number of shares issued pursuant to the ESPP, together with all other established security-based compensation arrangements of the Company, shall not exceed 6.5% of the issued and outstanding Common Shares at the time the shares are issued (from treasury) (on a non-diluted basis). In the case of shares issued from the Company’s treasury, the purchase price will be a price per Common Share equal to 100% of the volume-weighted average trading price of the Common Shares for the 5 trading days immediately preceding the end of the reporting quarter in respect of which the shares are issued, as reported

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by the TSX. For all other Common Shares purchased in the market, the purchase price will be 100% of the average purchase price of the Common Shares purchased by the Company on behalf of the participants through the TSX or the NYSE, as applicable.

Eligible Participant and corresponding Company matching contributions are sent to a third party administrative agent as soon as practicable after the last day of each contribution period, at which time the administrative agent will record the amounts in each personal account. The funds are then used to either issue shares from treasury or purchase shares through normal market purchases, at the discretion of the Company. The administrative agent then allocates the applicable shares on a full or fractional share basis to each personal account. Any funds in the personal account as a result of dividend credits are used to purchase additional shares.

Upon disability, retirement, resignation or termination without cause/wrongful dismissal, or termination with cause, the Eligible Participant will have thirty (30) days to elect to withdraw or sell all of the ESPP shares credited to the participant’s account. If such election is not made, the participant’s ESPP shares will be withdrawn. Upon death, the Eligible Participants’ personal representative will have thirty (30) days to elect to withdraw or sell all of the ESPP shares credited to the participant’s account. If such election is not made, the Participant’s Personal Representative (or such other designated person) will automatically be deemed to have elected to withdraw the balance of Plan Shares as of the date of death. No Common Shares credited to a participant’s account, nor any rights to receive Common Shares under the ESPP, may be assigned, transferred, charged, pledged or otherwise alienated, in any way by the participant other than by will or the laws of descent and distribution.

Managing Compensation-Related Risk

The Board and the Human Resources Committee have an active role in risk oversight regarding the Company’s compensation policies and practices. They consider all factors related to an executive’s performance and regularly assess, as part of their respective deliberations, the risk implications of the Company’s compensation policies and practices, including the potential for any inappropriate or excessive risk-taking by its executive officers, in determining compensation. The Company uses the following practices to discourage inappropriate or excessive risk-taking by directors and executive officers:

•

The Human Resources Committee avoids compensation policies which encourage excessive risk taking, such as compensation policies that allow pay out before the risks associated with the performance are likely to materialize, and policies that do not include regulatory compliance and risk management as part of their performance metrics. In the Human Resources Committee’s view, compensation outcomes must be symmetric with risk outcomes. Variable compensation for senior executives is considered more risk-aligned when it is deferred. Specifically, the payout for the executive should be deferred until the long-term impact of the action that is taken can be assessed and determined.

•

Incentive compensation awards are based upon achievement of both corporate and personal objectives, and are not inordinately weighted to any single metric, which in the Company’s view could be distortive. Compensation packages consist of an appropriate mix of fixed and performance based compensation, with short and long term performance conditions.

•	Each director and executive officer of the Company is required to comply with the minimum equity ownership requirements of the Company (see “Minimum Equity Ownership Requirement”).

•	The Human Resources Committee has discretion in assessing the annual incentive awards paid to executive officers of the Company, based on both individual and corporate performance.

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•

The long-term incentives available to executives are subject to gradual vesting provisions, such that the interests of grantees remain aligned with those of shareholders for a longer period, including with respect to the impact of their decisions on the Company’s share price performance.

•

The Board has adopted an Executive Compensation Claw-back Policy concerning awards made under the Company’s incentive plans. Under this policy, which applies to all executives, the Board may, in its sole discretion, to the full extent permitted by governing laws and to the extent it determines that it is in the Company’s best interest to do so, require reimbursement of all or a portion of incentive compensation received by an executive in certain circumstances. Specifically, the Board may seek reimbursement of full or partial compensation from an executive or former executive officer in situations where:

•

the amount of incentive compensation received by the executive or former executive officer was calculated based upon, or contingent on, the achievement of certain financial results that were subsequently the subject of, or affected by, a restatement of all or a portion of the Company’s financial statements;

•	the executive officer engaged in gross negligence, intentional misconduct or fraud that caused or partially caused the need for the restatement; and

•	the incentive compensation payment received would have been lower had the financial results been properly reported.

•

The Company’s Insider Trading Policy prohibits directors, officer, employees or any other or person retained by the Company or any of its subsidiaries to: (a) engage in hedging transactions with respect to securities in the Company; (b) hold securities of the Company in margin accounts; or, (c) pledge securities of the Company as collateral.

Summary of Compensation

The following table is a summary of compensation paid to the Named Executive Officers of Alamos and the former CEO and CFO of AuRico Gold Inc. for the financial years ended December 31, 2015, 2014, and 2013. All figures are in United States dollars unless otherwise indicated. Compensation earned in Canadian dollars has been converted into United States dollars at the average 2015 exchange rate of Cdn$1.00 = US$0.7821. The value of option-based awards is translated into United States dollars at the exchange rate in effect on the date of the option grant.

Name and Principal Position	Year	Salary ($)	Share- based Awards(1) ($)	Option- based Awards(2) ($)	Non-equity Annual Incentive Plans ($)	Pension Value ($)	All other Compensation ($)	Total Compensation ($)
John A. McCluskey(3) President and Chief Executive Officer	2015	560,964	622,356	695,986	804,781	175,950	532,248	3,392,285
	2014	633,710	711,363	770,336	327,945	119,312	10,313	2,572,979
	2013	631,150	1,010,360	954,691	580,658	N/A	6,074	3,182,933

James Porter(4) Chief Financial Officer	2015	286,729	248,708	278,323	336,303	80,120	222,415	1,452,598
	2014	316,855	283,592	308,135	172,290	59,661	3,523	1,144,056
	2013	291,300	333,268	315,083	196,628	N/A	1,953	1,138,231

Scott Perry(5) Former CEO of AuRico Gold Inc.	2015	249,682	N/A	N/A	349,052	N/A	2,600,029	3,198,763
	2014	543,180	407,385	814,770	543,180	N/A	66,573	2,375,088
	2013	582,600	436,950	873,900	512,688	N/A	32,797	2,438,935

Robert Chausse(6) Former CFO of AuRico Gold Inc.	2015	152,703	N/A	N/A	176,950	N/A	1,183,171	1,512,824
	2014	330,435	143,189	286,376	330,435	N/A	49,621	1,140,055
	2013	326,592	425,528	1,139,819	311,885	N/A	34,079	2,237,904

Peter MacPhail(7) Chief Operating Officer	2015	313,672	N/A	N/A	394,961	68,652	316,278	1,093,563
	2014	330,435	143,189	286,376	330,435	N/A	51,697	1,142,131
	2013	354,415	307,775	307,160	598,270	N/A	43,166	1,610,786

Andrew Cormier(8) Vice President Construction and Development	2015	226,932	134,912	150,803	144,689	44,436	94,931	796,703
	2014	256,200	151,192	166,907	53,802	37,881	2,046	668,028
	2013	248,881	N/A	597,425	82,858	N/A	2,194	931,359

Aoife McGrath(9) Vice President Exploration	2015	169,091	103,824	116,057	121,226	26,736	7,608	544,542
	2014	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2013	N/A	N/A	N/A	N/A	N/A	N/A	N/A

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(1)

These amounts represent the fair value of the RSUs granted to the respective Named Executive Officers. These amounts were calculated by multiplying the number of RSUs granted by Cdn$7.50 being the “Market Price” of the company’s common shares as provided for in the RSU Plan.

(2)	The grant date fair value of option-based awards for 2015 was calculated using a Black-Scholes option pricing model, applying the following key inputs:

Risk-free rate	0.46%-0.57%
Expected dividend yield	1.0%
Expected stock price volatility	42%-45%
Expected option life, based on terms of the grants (months)	30-60

Key inputs used in the valuation of 2014 and 2013 stock option grants are as disclosed in the Management Information Circulars filed June 3, 2015 and May 2, 2014, respectively. Option pricing models require the input of highly subjective assumptions, particularly as to the expected volatility of the stock. Changes in these assumptions can materially affect the fair value estimate and, therefore, it is management’s view that the existing models may not provide a single reliable measure of the fair value of the Company’s stock option grants. The Company uses an option-pricing model because there is no market for which employee options may be freely traded. Readers are cautioned not to assume that the value derived from the model is the value that an employee might receive if the options were freely traded, nor assume that these amounts are the same as those reported for by the employee as income received for tax purposes.

(3)

Mr. McCluskey’s salary reflects his base salary earnings in the year given his 5% salary increase at July 3, 2015, from Cdn$700,000 to Cdn$735,000. “All Other Compensation” includes a pro-rated club dues allowance, executive medical health coverage, parking fees, value of employer match of his share purchases under the Employee Share Purchase Plan and the first payment of his retention bonus which amounted to Cdn$630,000. His pension is the notional value of his annual SERP credit which is 12% of his base salary and annual bonus.

(4)

Mr. Porter’s salary reflects his base salary earnings in the year given his 7% salary increase at July 3, 2015 from Cdn$350,000 to Cdn$383,250. “All Other Compensation” includes executive medical health coverage, value of employer match of his share purchases under the Employee Share Purchase Plan and the first payment of his retention bonus which amounted to Cdn$268,013. His pension is the notional value of his annual SERP credit which is 12% of his base salary and annual bonus.

(5)

Mr. Perry was CEO of AuRico Gold Inc. until July 2, 2015 at which point he became a director of Alamos Gold Inc. The base salary earnings do not include any director fees. “All Other Compensation” includes executive benefits and his severance payment of Cdn$3,264,000, the value of the employer match of his share purchases under the Employee Share Purchase Plan and the employer match of his RRSP contributions. Mr. Perry’s 2013, 2014, and 2015 compensation reported was earned at AuRico Gold Inc.

(6)

Mr. Chausse was CFO of AuRico Gold Inc. until July 2, 2015. “All Other Compensation” includes executive benefits and his severance payment of Cdn$1,483,725 the value of the employer match of his share purchases under the Employee Share Purchase Plan and the employer match of his RRSP contributions. Mr. Chausse’s 2013, 2014, and 2015 compensation reported was earned at AuRico Gold Inc.

(7)

Mr. MacPhail’s salary reflects his base salary earnings in the year given his 23% salary increase at July 3, 2015 from Cdn$365,000 to Cdn$450,000. “All Other Compensation” includes executive medical health coverage, the value of the employer match of his share purchases under the Employee Share Purchase Plan, the employer match of his RRSP contributions, and the first payment of his retention bonus which amounted to Cdn$321,903. His pension is the notional value of his annual SERP credit which is 12% of his base salary and annual bonus pro-rated for 6 months. Mr. MacPhail’s 2013, 2014 and the first half of 2015 compensation reported was earned at AuRico Gold Inc.

(8)

Mr. Cormier’s salary reflects his base salary earnings in the year given his 5% salary increase at July 3, 2015 from Cdn$283,000 to Cdn$297,150. “All Other Compensation” includes executive medical health coverage, the value of the employer match of his share purchases under the Employee Share Purchase Plan and the first payment of his retention bonus which amounted to $106,614. His pension is the notional value of his annual SERP credit which is 12% of his base salary and annual bonus.

(9)

Ms. McGrath was appointed Vice President, Exploration on June 3, 2015. She was hired on February 1, 2013 as Director, Exploration, Corporate Development and Investor Relations. Her salary reflects her base salary earnings in the year given her 5% salary increase at July 3, 2015 from Cdn$211,000 to Cdn$221,550. “All Other Compensation” includes executive medical health coverage, the value of the employer match of her share purchases under the Employee Share Purchase Plan and the employer match of her RRSP contributions. Her pension is the notional value of her annual SERP credit which is 12% of her base salary and annual bonus, pro-rated for 7 months plus 5 months of her RRSP company match.

44 | ALAMOS GOLD INC.

CEO Compensation

The table below outlines key metrics with respect to CEO total compensation. The differential between the CEO total compensation and the next highest NEO in 2015 was 2.3 times. This reflects a difference in experience of the CEO relative to the next highest NEO at Alamos Gold Inc. 2015 peer group data was not available at the time of writing this report. For 2014 and relative to the Company peer group, the CEO differential of 2.0 times that of the next highest-paid NEO fell between the median and P75.

CEO compensation as a percentage of 2015 earnings and three year average earnings relative to the peer group could not be reported given the merger of Alamos Gold Inc. and AuRico Gold Inc., rendering historical combined earnings not relevant for this calculation.

Differential between CEO Total Compensation and Next Highest NEO	Total Compensation of the CEO as a Percentage of 2015 Earnings ($-508.9M)	Total Compensation of the CEO as a Percentage of 3 Year Average Earnings
2.3x	N/A	N/A

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As shown in the table below, when comparing the CEO pay ranking relative to performance ranking, the three-year CEO compensation (pay ranking) up to and including 2014, is at P62 while the Company’s relative total shareholder return up to and including 2014 (performance ranking) was at P38. Relevant data for 2015 was not available.

Source: Hugessen Consulting March 26, 2016. Review of Recent Performance and Performance Objectives

The annual incentive plan is structured to recognize individual and Company-wide performance. Goal achievement equates to a 100% target payout, while exceeding goals is recognized by a target payout of up to 200%. Individual goal recognition is determined in concert with overall corporate performance. Equally, the Board has the discretion to recognize goals that are not fully achieved but would be paid at a threshold level (below target). Target annual incentive payout levels are expressed in ranges and as percentages of base salary.

The NEOs are measured on their individual goals and on the corporate metrics which are set out in the table below. For all NEOs except for the CEO, CFO and COO, individual and corporate metrics are weighted equally (50:50). The Chief Financial Officer and the Chief Operating Officer corporate and individual metrics are weighted 75:25. The President and CEO, John McCluskey is evaluated on the achievement of corporate metrics only.

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The Human Resources Committee and the Board considered the individual and corporate goals and results for 2015 and determined that the overall corporate performance was rated at 108% of target bonus. At the discretion of the Board, the CEO’s bonus was paid at 140% of his base salary (target bonus is 125% of base salary). Bonuses (corporate and individual metrics) for the balance of the NEOs were paid as follows:

Name and Principal Position	Target Bonus as a % of Base Salary	Actual Bonus Paid as % of Base Salary
John A. McCluskey, CEO	125%	140%
James Porter, CFO	100%	112%
Scott Perry, CEO (Former)	100%	150%
Robert Chausse, CFO (Former)	100%	125%
Peter MacPhail, COO	100%	112%
Andrew Cormier, VP, Development and Construction	60%	62%
Aoife McGrath, VP, Exploration	60%	70%

Chief Executive Officer (“CEO”)

The CEO is to be the leader of an effective and cohesive management team, set the tone for the Company by exemplifying consistent values of high ethical standards and fairness, lead the Company in defining its vision, be the main spokesperson for the Company, and bear chief responsibility for ensuring the Company achieves its short, mid and long-term operational and strategic objectives. The CEO works with, and is accountable, to the Board in designing and executing the Company’s strategic plan. Mr. McCluskey’s bonus in 2015 was based on the corporate results for the year and the role he played in the $1.5B merger of equals with AuRico Gold Inc. and successful integration of the two companies.

Chief Financial Officer (“CFO”)

The CFO reports to the CEO and manages the Company’s financial reporting, internal control, treasury, information technology and investor relations functions. The CFO is responsible for monitoring and maintaining the Company’s financial strength, ensuring adequate liquidity, managing counterparty arrangements, achieving return on investment targets, evaluating and structuring M&A opportunities and overall risk management. Mr. Porter’s bonus in 2015 was based on closing the $1.5B merger of equals with AuRico Gold Inc., leading the finance, structuring and integration aspects of the merger.

Chief Operating Officer (“COO”)

The COO contributes to the establishment of the Company’s operational, financial, and sustainability objectives. Mr. MacPhail’s bonus in 2015 was based on his contributions to the $1.5B merger of equals with AuRico Gold Inc., and achieving cost and production guidance objectives. In addition, the Company maintained a qualified workforce in all locations and key operational targets including safety were exceeded during the year.

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Vice President, Development and Construction

The Vice President of Construction and Development is responsible for overseeing all major mine construction projects for the Company, developing execution plans for mine construction projects in compliance with ISO standards, providing technical and operational leadership to capital project teams to ensure cost effectiveness and timely delivery, and identifying and managing key risks in relation to all construction projects. Mr. Cormier’s bonus in 2015 was based on his significant contribution to the due diligence phase of the $1.5B merger of equals with AuRico Gold Inc., re-instatement of the Kirazli and Aği Daği EIA’s, oversight and improvement of the San Carlos mill, and furthering the development of the Esperanza project.

Vice President, Exploration

The Vice President of Exploration carries direct overall management and decision making responsibility for the Company’s global exploration programs. She sets short, medium and long term goals for the exploration function in every global location, she defines the targets and standards for the department and is very involved in exploration program design and planning. She manages the application and roll-out of new and relevant technologies that ensure best practice in data management and organization. She also assists in the development of strategic planning and generative efforts in new regions and provides technical exploration advice to the President and CEO.

Ms. McGrath’s bonus in 2015 was based on successful reassessment of the Mulatos District exploration potential, including delineation of new zones of mineralization at both the Cerro Pelon and La Yaqui deposits, the successful building, re-organization and training of the global exploration team, and implementation of global data management protocols.

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Corporate Metrics

Below is a summary of the key corporate metrics applied in determining the 2015 bonus awards. The results reported under the “2015 Results” column were those achieved in the period January 1, 2015 to December 31, 2015.

Corporate Metric	2015 Plan	Weighting	2015 Results	2015 Rating
Growth and Creating Shareholder Value

• Resourceincrease & reserve replacement	(1) Increase resources (2) Replace reserves (3) Exploration success delineating new potential mineable ounces	10%

(1) Substantially increased reserves and resources through merger with AuRico. Proven and probable reserves increased to 6.2M oz pro forma at time of merger and total reserves and resources to 19.7M oz proforma at time of merger. In addition, resources increased at the satellite deposits in Mexico (Cerro Pelon and La Yaqui).

(2) Replace reserves – refer to above. Reserve additions at YD (more than replaced depletion) and Cerro Pelon and La Yaqui deposits, partially offset by San Carlos reserve decrease.

(3) Strong exploration success delineating new potential mineable ounces at both Cerro Pelon and La Yaqui resulting in strong mineral resource growth for the deposits.

(4) Acquisition of remaining 75% of Lynn lake through acquisition of all of the outstanding shares of Carlisle gold added an additional 3.5 M oz of MI& I resources.

				Achieved (10)

• Advance projects through permitting to the construction stage through achievement of community relations, land access and permitting progress.	(1) Cerro Pelon/La Yaqui (3) Advance Turkish and Mexican project permitting	10%

(1) Securing surface access rights to Cerro Pelon and La Yaqui completed in 2015

(2) Advance Turkish and Mexican project permitting – Turkey EIAs ratified in 2015. Limited progress on Esperanza development given permitting challenges and new priorities post-merger.

				Achieved (10)

• Assess M&A, Financing, other strategic opportunities	(1) Accretive acquisition that contributes to near-term low cost growth profile.	5%	Merger with AuRico significantly improved diversified production, increased long-term production profile and added premier Canadian asset. Well received by analyst/investment and shareholder communities. Consequently the Board rated this as having exceeded target.	Exceeded (12)

• YTD Share Price Performance Relative to Peers and TSX Gold Index		5%	AGI share price performance -45% in 2015 relative to peer group -12%.	Did Not Achieve (0)

49 | ALAMOS GOLD INC.

Corporate Metric	2015 Plan	Weighting	2015 Results	2015 Rating

Financial		30%

The 2015 financial metrics were not included given the merger with AuRico and the magnitude of associated impairment and non-cash adjustments. The financial performance of the company however is summarized as follows:

•     Met production guidance globally;

•    Met cash cost and AISC guidance for each of the operating sites;

•    Doubled the originally estimated M&A synergies, achieving $10M more than initially forecasted (increased from $10m to $20m, which will be realized in 2016).

•    Outperformed on gold price (sales; and

•    Realized one-time, non-cash impairment charges, inventory net realizable value adjustments, merger costs, and foreign exchange loss.

				Achieved (30)

Operational and Sustainability

• Global Gold Production	Sum of gold production at all sites	15%	Achieved low-end of combined company production guidance range of 375K-425K ounces.	Achieved 380,000 (14.3)

• Global Total Cash Costs per Ounce	Consolidated total cash costs per ounce sold, including government and third party royalties	5%		Achieved (5)

• Global Total All in Sustaining Cash Costs	Consolidated AISC per ounce sold as defined in Alamos’s MD&A; AISC includes sustaining capital, sustaining and capitalized exploration, corporate G&A, share-based compensation, asset retirement obligation and hedge losses / gains	5%		Achieved (5)

• Global Capital Expenditures	Includes capital for all producing mines (both sustaining and growth capital)	5%	Higher than budgeted capex at YD offset partially by lower than budgeted capital at Mulatos and El Chanate.	Did Not Achieve (4.2)

• Safety	Reported as # of LTI’s / 200,000 exposure hours worked. Target is 10% lower than 2014 target. Zero payout if any fatalities	5%	Our operating sites worked 6.2 million hours with only one LTI for the entire year (YD in October) giving an LTI rate of 0.032, or one tenth of what was budgeted. Note that these hours exclude our exploration and development projects and head office, all of which were without LTI’s. This would suggest a 200% target achievement.	Exceeded (10)

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Corporate Metric	2015 Plan	Weighting	2015 Results	2015 Rating

• Environmental and Sustainability	Environment: All incidents that are required to be reported to Regulator & by site Risk Ranking	5%	150% of the target was achieved of this metric	Exceeded (7.5)
				108%

Value Vested or Earned During Year

The following table sets out the value vested or earned for all incentive plan awards held by Named Executive Officers during the year ended December 31, 2015. Values are in United States dollars converted at the average rate for 2015 of Cdn$1.00 = US$0.7821 for vested amounts.

Name	Value Vested Option-based Awards during the year ($US)	Value vested Share- based Awards during the year ($US)	Non-equity incentive plan compensation – Value earned during the year ($US)
John A. McCluskey	—	—	804,781
James Porter	—	—	336,303
Scott Perry(1)	—	903,541	349,052
Robert Chausse(1)	—	313,308	176,950
Peter MacPhail(2)	—	53,771	394,961
Andrew Cormier	—	—	144,689
Aoife McGrath	—	—	121,226

(1)	Refers to RSUs and PSUs granted to Mr. Perry and Mr. Chausse
(2)	Refers to PSUs granted to Mr. MacPhail

Outstanding Share-based Awards and Option-based Awards

The following tables set out the outstanding option-based awards (including SARs) and share-based awards (including RSUs) held by the Named Executive Officers as at December 31, 2015. Values are in United States dollars converted at year-end rate for 2015 of Cdn$1.00 = US$0.7225 for unexercised value.

Name	Option-based Awards (includes SARs)
	Number of securities underlying unexercised options	Option exercise price (Cdn$)	Option expiration date (dd/mm/yyyy)	Value of unexercised in-the-money options(1) (US$)
John McCluskey	300,000	14.02	12/05/2016	—
	250,000	16.08	30/07/2017	—
	202,100	14.86	06/06/2018	—
	300,000	8.95	28/05/2019	—
	388,600	7.28	27/02/2020	—

James Porter	75,000	14.02	12/05/2016	—
	100,000	16.08	30/07/2017	—
	66,700	14.86	06/06/2018	—
	120,000	8.95	28/05/2019	—
	155,400	7.28	27/02/2020	—

51 | ALAMOS GOLD INC.

Name	Option-based Awards (includes SARs)
	Number of securities underlying unexercised options	Option exercise price (Cdn$)	Option expiration date (dd/mm/yyyy)	Value of unexercised in-the-money options(1) (US$)
Scott Perry	169,529	13.80	07/02/2018	—
	368,471	7.74	13/12/2018	—
	100,920	13.07	04/09/2019	—
	392,502	7.76	12/12/2019	—

Robert Chausse	45,836	13.80	07/02/2018	—
	129,511	7.74	13/12/2018	—
	137,957	7.76	12/12/2019	—
	100,920	15.47	21/01/2020	—

Peter MacPhail	23,022	5.65	12/01/2016	—
	27,627	19.05	08/01/2017	—
	27,627	15.53	13/01/2018	—
	45,836	13.80	07/02/2018	—
	129,511	7.74	13/12/2018	—
	18,262	18.86	28/02/2019	—
	137,957	7.76	12/12/2019	—

Andrew Cormier	13,813	19.05	08/01/2017	—
	13,813	15.53	13/01/2018	—
	125,000	15.20	01/02/2018	—
	65,000	8.95	28/05/2019	—
	84,200	7.28	27/02/2020	—

Aoife McGrath	85,000	12.54	09/04/2018	—
	20,000	8.95	28/05/2019	—
	64,800	7.28	27/02/2020	—

(1)	Calculation based on the closing price of the Company’s common shares on the TSX at December 31, 2015 of Cdn$4.55.

Name	Share-based Awards
	Number of Unvested RSUs	Number of Vested RSUs	Market Value of Vested RSUs	Market Value Of Unvested RSUs(1) not paid out ($US)
John McCluskey	269,626	—	—	886,362
Jamie Porter	102,745	—	—	337,761
Scott Perry	—	—	—	—
Robert Chausse	—	—	—	—
Peter MacPhail(2)	68,383	—	—	224,800
Andrew Cormier	42,792	—	—	140,673
Aoife McGrath	24,266	—	—	79,771

52 | ALAMOS GOLD INC.

(1)	Calculation based on the closing price of the Company’s common shares on the TSX at December 31, 2015 of Cdn$4.55 converted at Cdn$1.00=US$0.7225 year end 2015 exchange rate.
(2)	Represents PSUs granted to Mr. MacPhail under the AuRico Gold Inc. LTIP.

Gains Realized on Stock Options Exercised by NEOs in 2015

There was no realized gains on stock options exercised by the NEOs during the 2015 year.

Gains Realized on Restricted Share Units Settled by NEOs in 2015

The table below summarizes the realized gains on Restricted Share Units settled by NEOs in 2015:

Name	Gains Realized on Restricted Share Units (US$)
John A. McCluskey	—
Jamie Porter	—
Scott Perry(1)	—
Robert Chausse(1)	—
Peter MacPhail	28,990
Andrew Cormier	—
Aoife McGrath	—

(1)	Deferred receipt of vested RSUs to 2016.

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Termination and Change of Control

As at December 31, 2015, the Company had employment agreements with each of the Named Executive Officers, as detailed below.

John A. McCluskey, President and CEO

Mr. John A. McCluskey acts as President and CEO of the Company pursuant to an amended and restated employment agreement with the Company dated September 2, 2015 and effective July 3, 2015. He is entitled to an annual base salary of Cdn$735,000 effective July 3, 2015 payable in equal semi-monthly installments. In addition, he participates in the Company’s medical, dental and fitness benefit program offered to all its employees in Canada. As an officer, he also receives annually an additional Cdn$2,000 medical benefit allowance as part of an executive medical plan established in 2010. Mr. McCluskey also has an annual medical benefit with a private healthcare provider valued at Cdn$4,540 per annum. He also receives an annual club membership and other expenses allowance of Cdn$30,000. His 2015 allowance was prorated for 6 months given the effective date of his amended and restated employment agreement. In connection with the completion of the merger, Mr. McCluskey received a retention bonus of Cdn$630,000 in 2015 under the terms of his Retention Agreement. His compensation is reviewed annually by the Board, and may be increased at the Board’s discretion each year. Mr. McCluskey is also eligible for a discretionary annual cash bonus. Mr. McCluskey is entitled to 28 calendar days of paid vacation each year. Mr. McCluskey participates in the Company ESPP.

The term of Mr. McCluskey’s engagement is indefinite. If Mr. McCluskey is terminated without cause, he is entitled to receive any compensation owed and expenses incurred up to the date of termination plus a termination payment equal to 24 months’ base salary, an annual incentive fee equal to 24 months, based on the average of the annual incentive fee for the three years prior to the date of termination, 24 months of the value of the benefits including health, dental, AD&D, LTD, life insurance, critical illness and annual Medcan membership, paid by the Company, a pro-rata amount of the annual incentive fee for the current year to the date of termination based on the three years prior to the date of termination and immediate vesting of all outstanding options, SERP, and RSUs. Mr. McCluskey’s amended and restated employment agreement does not include a Change of Control clause but rather a Not for Cause clause as described above and a Resignation for Good Reason clause allowing Mr. McCluskey to resign within 60 days of learning the facts that are the basis of the Resignation for Good Reason if there is a decrease in his base salary other than when there is the same uniform percentage decrease in the base pay of all executives, an assignment of duties materially inconsistent in any respect of his position, authority, duties or responsibilities, a Board decision to change his reporting location to more than 50 kilometers from the current location or any other change in compensation and benefits or working conditions that may have otherwise constituted constructive dismissal.

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James Porter, CFO

Mr. James Porter acts as CFO of the Company pursuant to an amended and restated employment agreement with the Company dated July 3, 2015. He is entitled to an annual base salary of Cdn$383,250 effective July 3, 2015 payable in equal semi-monthly installments. In addition, he participates in the Company’s medical, dental and fitness benefit program offered to all its employees in Canada. As an officer, he also receives an annual benefit allowance of Cdn$2,000 as part of an executive medical plan established in 2010. Mr. Porter also has an annual medical benefit with a private healthcare provider valued at Cdn$2,495 per annum. Mr. Porter received a retention bonus of Cdn$268,013 in 2015 under the terms of his Retention Agreement. His compensation is reviewed annually by the CEO and the Board, and may be changed at its discretion each year. Mr. Porter is also eligible for a discretionary annual cash bonus. Effective October 17, 2005 Mr. Porter is entitled to 5 weeks of paid vacation each year. Mr. Porter participates in the Company ESPP.

The term of Mr. Porter’s engagement is indefinite. If Mr. Porter is terminated without cause, he is entitled to receive any compensation owed and expenses incurred up to the date of termination plus a termination payment equal to 24 months’ base salary, an annual incentive fee equal to 24 months, based on the average of the annual incentive fee for the three years prior to the date of termination, 24 months of the value of the benefits, paid by the Company, a pro-rata amount of the annual incentive fee for the current year to the date of termination based on the three years prior to the date of termination and immediate vesting of all outstanding options, SERP, and RSUs. Mr. Porter’s amended and restated employment agreement does not include a Change of Control clause but rather a Not for Cause clause as described above and a Resignation for Good Reason clause allowing Mr. Porter to resign within 60 days of learning the facts that are the basis of the Resignation for Good Reason if there is a decrease in his base salary other than when there is the same uniform percentage decrease in the base pay of all executives, an assignment of duties materially inconsistent in any respect of his position, authority, duties or responsibilities, a Board decision to change his reporting location to more than 50 kilometers from the current location or any other change in compensation and benefits or working conditions that may have otherwise constituted constructive dismissal.

Peter MacPhail, Chief Operating Officer

Mr. Peter MacPhail acts as COO of the Company pursuant to an amended and restated employment agreement with the Company dated July 3, 2015. He is entitled to an annual base salary of Cdn$450,000 effective July 3, 2015 payable in equal semi-monthly installments. In addition, he participates in the Company’s medical, dental and fitness benefit program offered to all its employees in Canada. As an officer, he also receives an annual benefit allowance of Cdn$2,000 as part of an executive medical plan established in 2010. Mr. MacPhail also has an annual medical benefit with a private healthcare provider valued at Cdn$2,495 per annum. Mr. MacPhail received a retention bonus of Cdn$321,903 under the terms of his Retention Agreement. His compensation is reviewed annually by the CEO and the Board, and may be changed at its discretion each year. Mr. MacPhail is also eligible for a discretionary annual cash bonus. Mr. MacPhail is entitled to 5 weeks of paid vacation each year. Mr. McPhail participates in the Company ESPP.

The term of Mr. MacPhail’s engagement is indefinite. If Mr. MacPhail is terminated without cause, he is entitled to receive any compensation owed and expenses incurred up to the date of termination plus a termination payment equal to 24 months’ base salary, an annual incentive fee equal to 24 months, based on the average of the annual incentive fee for the three years prior to the date of termination, 24 months of the value of the benefits, including health, dental, AD&D, LTD, life insurance, critical illness and annual Medcan membership, paid by the Company, a pro-rata amount of the annual incentive fee for the current year to the date of termination based on the three years prior to the date of termination and immediate vesting of all outstanding options, SERP, and RSUs. Mr. MacPhail’s amended and restated employment agreement does not include a Change of Control clause but rather a Not for Cause clause as described above and a Resignation for

55 | ALAMOS GOLD INC.

Good Reason clause allowing Mr. MacPhail to resign within 60 days of learning the facts that are the basis of the Resignation for Good Reason if there is a decrease in his base salary other than when there is the same uniform percentage decrease in the base pay of all executives, an assignment of duties materially inconsistent in any respect of his position, authority, duties or responsibilities, a Board decision to change his reporting location to more than 50 kilometers from the current location or any other change in compensation and benefits or working conditions that may have otherwise constituted constructive dismissal.

Andrew Cormier, Vice President, Construction and Development

Mr. John Andrew Cormier acts as VP, Development and Construction of the Company pursuant to an amended and restated employment agreement with the Company dated July 3, 2015. He is entitled to an annual base salary of Cdn$297,150 effective July 3, 2015 payable in equal semi-monthly installments. In addition, he participates in the Company’s medical, dental and fitness benefit program offered to all its employees in Canada. As an officer, he also receives an annual benefit allowance of Cdn$2,000 as part of an executive medical plan established in 2010. Mr. Cormier also has an annual medical benefit with a private healthcare provider valued at Cdn$2,045 per annum. Mr. Cormier received a retention bonus of Cdn$106,614 under the terms of his Retention Agreement. His compensation is reviewed annually by the CEO and the Board, and may be changed at its discretion each year. Mr. Cormier is also eligible for a discretionary annual cash bonus. Mr. Cormier is entitled to 4 weeks of paid vacation each year. Mr. Cormier participates in the Company ESPP.

The term of Mr. Cormier’s engagement is indefinite. If Mr. Cormier is terminated without cause, he is entitled to receive any compensation owed and expenses incurred up to the date of termination plus a termination payment equal to 18 months’ base salary, an annual incentive fee equal to 18 months, based on the average of the annual incentive fee for the three years prior to the date of termination, 18 months of the value of the benefits, including health, dental, AD&D, LTD, life insurance, critical illness and annual Medcan membership, paid by the Company, a pro-rata amount of the annual incentive fee for the current year to the date of termination based on the three years prior to the date of termination and immediate vesting of all outstanding options, SERP, and RSUs. Mr. Cormier’s amended and restated employment agreement does not include a Change of Control clause but rather a Not for Cause clause as described above and a Resignation for Good Reason clause allowing Mr. Cormier to resign within 60 days of learning the facts that are the basis of the Resignation for Good Reason if there is a decrease in his base salary other than when there is the same uniform percentage decrease in the base pay of all executives, an assignment of duties materially inconsistent in any respect of his position, authority, duties or responsibilities, a Board decision to change his reporting location to more than 50 kilometers from the current location or any other change in compensation and benefits or working conditions that may have otherwise constituted constructive dismissal.

Aoife McGrath, Vice President, Exploration

Ms. Aoife McGrath acts as VP, Exploration of the Company pursuant to an amended and restated employment agreement with the Company dated July 21, 2015 and effective July 3, 2015. She is entitled to an annual base salary of Cdn$221,550 effective July 3, 2015 payable in equal semi-monthly installments. In addition, she participates in the Company’s medical, dental and fitness benefit program offered to all its employees in Canada. As an officer, she also receives an annual benefit allowance of Cdn$2,000 as part of an executive medical plan established in 2010. Ms. McGrath also has an annual medical benefit with a private healthcare provider valued at Cdn$1,995 per annum. Her compensation is reviewed annually by the CEO and the Board, and may be changed at its discretion each year. Ms. McGrath is also eligible for a discretionary annual cash bonus. Ms. McGrath is entitled to 4 weeks of paid vacation each year. Ms. McGrath participates in the Company ESPP.

56 | ALAMOS GOLD INC.

The term of Ms. McGrath’s engagement is indefinite. If Ms. McGrath is terminated without cause, she is entitled to receive any compensation owed and expenses incurred up to the date of termination plus a termination payment equal to 18 months’ base salary, an annual incentive fee equal to 18 months, based on the average of the annual incentive fee for the three years prior to the date of termination, 18 months of the value of the benefits, including health, dental, AD&D, LTD, life insurance, critical illness and annual Medcan membership, paid by the Company, a pro-rata amount of the annual incentive fee for the current year to the date of termination based on the three years prior to the date of termination and immediate vesting of all outstanding options, SERP, and RSUs. Ms. McGrath’s amended and restated employment agreement does not include a Change of Control clause but rather a Not for Cause clause as described above and a Resignation for Good Reason clause allowing Ms. McGrath to resign within 60 days of learning the facts that are the basis of the Resignation for Good Reason if there is a decrease in her base salary other than when there is the same uniform percentage decrease in the base pay of all executives, an assignment of duties materially inconsistent in any respect of her position, authority, duties or responsibilities, a Board decision to change her reporting location to more than 50 kilometers from the current location or any other change in compensation and benefits or working conditions that may have otherwise constituted constructive dismissal.

Payments on Termination Not for Cause

In the case of a termination Not for Cause, the following payments would be made to the NEOs as at December 31, 2015 and presented in United States dollars converted at the year-end 2015 exchange rate of Cdn$1.00=US$0.7225:

Name	Base Fee ($US)	3-Year Average Bonus ($US)	Benefits ($US)	SERP ($US)[	Option- based Awards ($US)	Share- based Awards(2) (3) ($US)	Total ($US)
John McCluskey(1)	1,149,687	1,037,195	19,311	279,025	—	883,433	3,368,651
James Porter(2)	599,089	429,015	20,223	131,662	—	336,647	1,516,636
Peter MacPhail(3)	703,890	789,921	20,859	68,652	—	224,051	1,807,372
Andrew Cormier(4)	348,602	128,954	11,956	77,162	—	140,207	706,881
Aoife McGrath(5)	259,911	97,437	9,072	26,736	—	79,505	472,661

(1)

If Mr. McCluskey is terminated by the Company, Not for Cause, he is entitled to the payments as set out in the above table and as per his Termination Not for Cause clause of his amended employment agreement. If he is terminated after 15 months he is also entitled to the retention bonus payment on July 3, 2015, to which he would otherwise be entitled. In either case, long-term incentives and SERP of that which was outstanding as of July 2, 2015 vest immediately.

(2)

If Mr. Porter is terminated by the Company, Not for Cause, he is entitled to the payments as set out in the above table and as per his Termination Not for Cause clause of his amended employment agreement. Long-term incentives and SERP of that which was outstanding as of July 2, 2015 vest immediately. If Mr. Porter is terminated Not for Cause as a result of a change of control, prior to July 3, 2017, he would receive the balance of his retention bonus payments in addition to the payments noted in the table above.

(3)

If Mr. MacPhail is terminated by the Company, Not for Cause, he is entitled to the payments as set out in the above table and as per his Termination Not for Cause clause of his amended employment agreement. Long-term incentives and SERP of that which was outstanding as of July 2, 2015 vest immediately. If Mr. MacPhail is terminated Not for Cause as a result of a change of control, prior to July 3, 2017, he would receive the balance of his retention bonus payments in addition to the payments noted in the table above.

(4)

If Mr. Cormier is terminated by the Company, Not for Cause, he is entitled to the payments as set out in the above table and as per his Termination Not for Cause clause of his amended employment agreement. Long-term incentives and SERP of that which was outstanding as of July 2, 2015 vest immediately. If Mr. Cormier is terminated Not for Cause as a result of a change of control, prior to July 3, 2017, he would receive the balance of his retention bonus payments in addition to the payments noted in the table above.

(5)	Ms. McGrath would receive severance as per her amended employment agreement and as noted in the Termination Not for Cause table, as she did not have a retention bonus agreement.

57 | ALAMOS GOLD INC.

PERFORMANCE GRAPH

The Company’s shares were listed for trading on the TSX on June 18, 2004 (trading symbol “AGI”). The following graph compares the yearly percentage change in the cumulative total shareholder return of the Company’s common shares with the S&P/TSX Global Gold Index for the period from January 1, 2011 to December 31, 2015 assuming a $100 investment in its common shares.

Comparison of Cumulative Total Return since January 1, 2011 between the Company’s Shares and the S&P/TSX Global Gold Index

Over the period of 2012 to 2015, the Company share price consistently outperformed the S&P/TSX Global Gold index however in 2011 and 2015, the Company underperformed the S&P/TSX Global Gold Index.

Over this period the total compensation paid to NEOs has varied due to many factors including overall company performance, and the value of option and share-based awards granted, which in turn were based on market data. As executive compensation is paid in CAD, the foreign exchange rate used to report executive compensation in USD each year was also a factor. As reported in the Summary Compensation Table, above, NEO compensation has fluctuated but, overall, total compensation remained stable from 2014 to 2015 excluding the retention bonus payment. The increased total compensation reported includes the first of three annual retention bonus payments with the final payment to be delivered in July 2017. As reported earlier, this was a contractual arrangement driven by a single-trigger change of control clause and the Board’s decision to ensure continuity in all executive functions of the Company and incentivize each executive to positively contribute to the successful integration of Alamos.

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Report on Director Compensation

Effective January 1, 2015, the Board approved that the following compensation be paid to non-employee directors.

Position	Fees(1) ($US)
Chairman of the Board	105,584
Board Member	46,926
Audit Committee Chair	15,642
Technical and Sustainability Committee Chair	15,642
Human Resources Committee Chair	9,385
Corporate Governance Committee Chair	N/A
Member – Audit Committee	7,821
Member – Technical and Sustainability Committee	7,821
Member – Compensation Committee	4,693
Member – Corporate Governance Committee	3,911

(1)	Values are in United States dollars converted at the average rate for 2015 of Cdn$1.00 = US$0.7821.

The Board reviewed and approved director compensation – annual retainer for the Chairman and Board member, committee chair and member fees – on July 30, 2015 with an effective date of July 3, 2015. The Board adopted the former AuRico director compensation practices in order to harmonize director pay practices. Directors are not paid meeting attendance fees. A review of director compensation in early 2016 determined that director total compensation (retainers and DSU grants fall between P50 and P75 in relation to the Company’s peer group while the Chairman’s total compensation is slightly above P75.

Effective July 3, 2015, the Board approved that the following compensation be paid to directors.

Position	Fees(1) ($US)
Chairman of the Board	117,315
Board Member	54,747
Audit Committee Chair	15,642
Technical and Sustainability Committee Chair	15,642
Human Resources Committee Chair	15,642
Corporate Governance Committee Chair	15,642
Member – Audit Committee	7,821
Member – Technical and Sustainability Committee	7,821
Member – Human Resources Committee	4,693
Member – Corporate Governance Committee	3,911

(1)	Values are in United States dollars converted at the average rate for 2015 of Cdn$1.00 = US$0.7821.

59 | ALAMOS GOLD INC.

Mr. McCluskey, who is an officer of the Company, does not receive any fees for serving as a director.

During the financial year ended December 31, 2015, the independent directors received the following compensation for services provided to the Company. All figures are in United States dollars, unless otherwise indicated. Fees earned and share-based awards amounts that have been paid in Canadian dollars have been converted into United States dollars at the average rate of Cdn$1.00 = US$0.7821.

Name	Fees Earned(2)	Share-Based Awards – Incentive Plan Compensation(1)(2)	All Other Compensation(3)	Total Compensation
Paul Murphy	99,680	128,623	—	228,303
Mark Daniel	90,493	68,854	3,563	162,133
Patrick Downey	80,082	68,854	2,346	124,810
David Fleck	41,501	80,535	—	122,036
David Gower	65,674	68,559	—	134,233
Claire Kennedy (joined the Board on November 10, 2015)	8,663	78,211	—	86,874
Ronald Smith	94,278	68,854	2,786	165,918
Kenneth G. Stowe	72,713	68,559	—	141,272
Alan Edwards(4) (ceased to be a director on November 10, 2015)	160,135	89,570	2,272	242,240
Scott Perry (ceased to be a director on October 16, 2015)	18,048	—	—	18,048

(1)

Represents the “Value Vested or Earning During Year”. In 2015, the only form of share-based awards granted to directors was deferred share units (DSUs) and for AuRico directors, which vest immediately on grant and are fair valued using the Black-Scholes option pricing model.

(2)	Includes fees paid and grants awarded to directors of AuRico prior to the completion of the merger.
(3)	Represents employer match of ESPP contribution for Q1 2015. As of the merger, directors were no longer eligible to participate in the ESPP.
(4)	Mr. Edwards’ DSUs and RSUs settled upon resigning from Alamos Gold Inc. on November 10, 2015. He received USD$167,940.

Outstanding share-based awards and option-based awards

The following table sets out the outstanding option-based awards other than SARs (which are set out in a separate table below) held by the independent directors as at December 31, 2015.

The Company does not grant stock options to directors.

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	Option Based Awards (Other than SARs)
Name	Number Of Securities Underlying Unexercised Options	Option Exercise Price (Cdn$)	Option Expiration Date D/M/Y	Value Of Unexercised In-The-Money Options (US$)
Paul Murphy	80,000	14.02	12/05/2016	—
Mark Daniel	9,209	10.25	08/05/2016	—
	11,051	19.05	08/01/2017	—
	11,051	15.53	13/01/2018	—
	37,845	21.47	14/11/2018	—
	12,615	16.97	23/03/2019	—
Patrick Downey	9,209	5.65	13/01/2016	—
	11,051	19.05	08/01/2017	—
	11,051	15.53	13/01/2018	—
	37,845	21.47	14/11/2018	—
	12,615	16.97	23/03/2019	—
David Fleck	N/A	N/A	N/A	—
David Gower	80,000	14.02	12/05/2016	—
Claire Kennedy	N/A	N/A	N/A	—
Ron Smith	20,184	16.16	15/05/2016	—
	17,661	15.61	19/05/2017	—
	12,615	19.77	18/04/2018	—
	12,615	16.87	23/03/2019	—
Kenneth Stowe	N/A	N/A	N/A	—
Alan Edwards (ceased to be a director on November 10, 2015)	20,184	15.47	18/05/2017	—
	17,661	15.61	19/05/2017	—
	12,615	19.77	18/05/2018	—
	12,615	16.97	23/03/2019	—

Outstanding Stock Appreciation Rights (“SARs”) Awards

The following table sets out the outstanding SARs awards held by the independent directors as at December 31, 2015. Values are in United States dollars converted at the year-end rate of Cdn$1.00 = US$0.7225 for unexercised value:

	SARs Awards
Name	SARs Outstanding	SARs Strike Price (Cdn$)	SARs Expiration Date D/M/Y	Value Of Unexercised In-The- Money SARs (US$)
Paul Murphy	25,000	16.08	30/07/2017	—

61 | ALAMOS GOLD INC.

Name	SARs Awards
	SARs Outstanding	SARs Strike Price (Cdn$)	SARs Expiration Date D/M/Y	Value Of Unexercised In-The- Money SARs (US$)
Mark Daniel	N/A	N/A	N/A	—
Patrick Downey	N/A	N/A	N/A	—
David Fleck(1)	N/A	N/A	N/A	—
David Gower	25,000	16.08	30/07/2017	—
Claire Kennedy	N/A	N/A	N/A	—
Ron Smith	N/A	N/A	N/A	—
Kenneth Stowe(1)	200,000	16.79	07/11/2016	—
	25,000	16.08	30/07/2017	—
Alan Edwards (ceased to be a director on November 10, 2015)	N/A	N/A	N/A	—
Scott Perry (ceased to be a director on October 16, 2015)	N/A	N/A	N/A	—

(1)	The Company ceased granting SARs to directors subsequent to 2013 in place of deferred share units (DSU’s).

Outstanding DSU Awards

Non-executive directors may receive a portion or all of their director’s compensation as DSUs. As DSUs are received as compensation for services in lieu of cash remuneration, they represent an investment by directors in Alamos similar to share ownership. Each director may elect to receive all of their director retainer as DSUs. The intention of the plan is to further align the interests of directors with those of shareholders. While serving as a director, DSUs cannot be paid out. DSUs are paid in full to the director following termination of board service. Each DSU vests immediately and represents the right of the director to receive, after termination of all positions with Alamos, the market value of the DSUs equal to the volume-weighted average trading price of Alamos shares on the TSX for the five trading days immediately preceding the payout date (for DSUs granted under the Alamos Gold Inc. Deferred Share Unit Plan) or the date on which the director ceases to hold all positions with the Company (for DSUs granted under the LTIP).

The Human Resources Committee, in consultation with outside consultants and Management, make recommendations on the grant of DSUs to the Board for their final decision. Director grants are determined through a discretionary review of the Company’s peer group ensuring that our practices are competitive and current. Awards are paid in alignment with the Company’s overall compensation strategy to compensate its directors up to the 75th percentile of the Company’s peer group.

All incoming directors receive an initial grant of DSUs at a value of approximately $100,000 based on the closing share price on the date immediately preceding the finalization of the Board resolution approving such grant. All DSU grant awards for directors vest immediately.

62 | ALAMOS GOLD INC.

The following table sets out the outstanding DSUs awards held by the non- executive directors as at December 31, 2015. Values are in United States dollars converted at the year-end rate of Cdn$1.00 = US$0.7225 for unexercised value:

Name	DSUs Outstanding	Market Value Of Vested DSUs(1) not paid out ($US)	RSUs Outstanding	Market Value Of Vested RSUs(1) not paid out ($US)
Paul Murphy	47,871	157,370	—	—
Mark Daniel	12,566	41,309	23,812	78,279
Patrick Downey	12,566	41,309	23,812	78,279
David Fleck	36,017	118,401	—	—
David Gower	29,446	96,800	—	—
Claire Kennedy	24,613	80,971	—	—
Ron Smith	21,839	71,792	23,812	78,279
Kenneth Stowe	29,446	96,800	—	—
Alan Edwards (ceased to be a director on November 10, 2015)	—	—	—	—
Scott Perry (ceased to be a director on October 16, 2015)	—	—	—	—

(1)	Calculated based on the closing price of the Company’s common shares on the TSX on December 31, 2015 of Cdn$4.55.

63 | ALAMOS GOLD INC.

OTHER INFORMATION

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth as at December 31, 2015, the number of securities authorized for issuance under the LTI Plan and historic equity compensation plans (under which no further securities may be issued); and, the number of securities remaining for issuance under the LTI Plan which was last ratified, confirmed and approved by the shareholders of the Company on May 13, 2013.

Equity Compensation Plan Information

Plan Category	Maximum number of securities available to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	10,912,258	$12.15	9,374,981
Equity compensation plans not approved by security holders	—	—	—
Total	10,912,258	$12.15	9,374,981

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

At no time during the financial year ended December 31, 2015 was any director or executive officer of the Company, proposed management nominee for election as a director of the Company or each associate or affiliate of any such director, executive officer or proposed nominee indebted to the Company or any of its subsidiaries or was indebted to another entity where such indebtedness is or has been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as set forth in this Circular and other than with respect to transactions carried out in the ordinary course of business of the Company or any of its subsidiaries, none of the directors or officers of the Company, proposed management nominees for election as a director of the Company, shareholders beneficially owning shares carrying more than 10% of the voting rights attached to the shares of the Company or any associate or affiliate of any of the foregoing persons has during the Company’s last completed financial year ended December 31, 2015, any material interest, direct or indirect, in any transactions which materially affected or would materially affect the Company or any of its subsidiaries.

64 | ALAMOS GOLD INC.

MANAGEMENT CONTRACTS OF NAMED EXECUTIVE OFFICERS

Management functions of the Company are substantially performed by directors or executive officers of the Company, and not, to any substantial degree, by any other person with whom the Company has contracted.

AUDIT COMMITTEE

Information concerning the Company’s Audit Committee is set out under the heading “Audit Committee” in the Company’s Annual Information Form (“AIF”) dated March 22, 2016 which contains information for the year ended December 31, 2015. The AIF may be obtained from SEDAR under the Company’s profile at www.sedar.com.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Other than as disclosed elsewhere in this Circular and other than transactions carried out in the ordinary course of business of the Company or any of its subsidiaries, none of the directors or executive officers of the Company, no proposed nominee for election as a director of the Company, none of the persons who has been a director or executive officer of the Company at any time since January 1, 2015 (being the commencement of the Company’s last completed financial year), and no shareholder beneficially owning shares carrying more than 10% of the voting rights attached to the shares of the Company nor an associate or affiliate of any of the foregoing persons has any material interest, direct or indirect, in any matter to be acted upon at the Meeting other than the election of directors.

ADDITIONAL INFORMATION

Additional information relating to the Company is available under the Company’s profile on the SEDAR website at www.sedar.com or on the Company’s website, www.alamosgold.com. Financial information relating to the Company is provided in the Company’s comparative financial statements and management’s discussion and analysis for the most recently completed financial year ended December 31, 2015.

Shareholders may obtain a copy of the Company’s financial statements and management’s discussion and analysis upon request to the Company at Brookfield Place, 181 Bay Street, Suite 3910, Toronto, Ontario, Canada M5J 2T3.

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SCHEDULE “A” – SUMMARY OF 2016 RIGHTS PLAN

The following is a brief summary of the principal terms of the 2016 Rights Plan. This summary is qualified in its entirety by reference to the Second Amended and Restated Shareholder Rights Plan posted on our SEDAR profile at www.sedar.com, with the proposed changes to the definitions of Competing Bid and Permitted Bid as described above under 5. Approval of Amended and Restated Shareholder Rights Plans – Alamos’ Rights Plan and as detailed below. All capitalized terms used but not defined herein are defined in the Second Amended and Restated Shareholder Rights Plan.

Differences between the 2016 Rights Plan and the Second Amended and Restated Rights Plan: The 2016 Rights Plan (or Third Amended and Restated Shareholder Rights Plan) and the Second Amended and Restated Shareholder Rights Plan are substantially similar, with the substantive differences being changes made to align the 2016 Rights Plan with the TOB Amendments as described above under 5. Approval of Amended and Restated Shareholder Rights Plans – Alamos’ Rights Plan. The substantive differences between the 2016 Rights Plan and the Second Amended and Restated Shareholder Rights Plan are amendments to the Competing Bid and Permitted Bid definitions to (i) include a 105-day permitted bid period (rather than the usual 60 days) until the implementation of the new rules, and (ii) require compliance with the new rules set forth in National Instrument 62-104 Take-Over Bids and Issuer Bids following implementation of the new rules. This Schedule “A” is a summary of the 2016 Rights Plan.

Term: The 2016 Rights Plan will amend and restate the Second Amended and Restated Shareholder Rights Plan dated as of July 2, 2015 upon approval of the Rights Plan Resolution, effective from the Record Time. If the 2016 Rights Plan is not approved at the Meeting or is not approved at every third annual meeting of shareholders of the Company thereafter, the 2016 Rights Plan and the outstanding Rights will terminate on and from close of such meeting.

Issuance of Rights: Upon the terms and subject to the conditions set forth in the 2016 Rights Plan, one right (a “Right”) is attached to each Common Share issued after the Record Time (but prior to the earlier of the Separation Time and the Termination Time).

Exercise Price: Until the Separation Time, the “Exercise Price” of each Right is three times the market price, from time to time, of the Common Shares. From and after the Separation Time, the Exercise Price is three times the market price, as at the Separation Time, per Common Share.

Separation Time: The Rights are not exercisable and do not trade separately from their associated Voting Shares until the “Separation Time”. The “Separation Time” is the close of business on the tenth trading day after the earliest of (i) the stock acquisition date, which is the first date of public announcement of facts indicating that a person has become an Acquiring Person; (ii) the date of the commencement of, or first public announcement of the current intent of any person (other than the Company or any Subsidiary of the Company) to commence, a take-over bid (other than a Permitted Bid or a Competing Permitted Bid (as such terms are defined below)); and (iii) the date upon which a Permitted Bid or a Competing Permitted Bid ceases to be one. The Separation Time can also be such later date as may from time to time be determined by the Board of Directors.

Certificates and Transferability: Prior to the Separation Time, the Rights will be evidenced by a legend imprinted on certificates for the associated Voting Shares issued after the Record Time. From and after the Separation Time, the Rights will be evidenced by separate Rights certificates and will be transferable separately from Voting Shares.

Flip-In Event: A “Flip-In Event” occurs when any person becomes an Acquiring Person (generally meaning a person who is the Beneficial Owner of 20% or more of the then outstanding Voting Shares). If a Flip-In Event occurs prior to the Termination Time that has not been waived by the Board (see “Waiver and Redemption”, below), each Right (except for Rights Beneficially Owned or which may thereafter be Beneficially Owned by an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, or any person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of such other person, or a transferee of any such person, which Rights will become null and void) shall constitute the right to purchase from the Company, on payment of the Exercise Price, Voting Shares having an aggregate market price equal to twice the Exercise Price, for an amount in cash equal to the Exercise Price, subject to anti-dilution adjustments.

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By way of example, if at the time the 2016 Rights Plan is triggered the market price of the Common Shares is $100 and the Exercise Price is $300, an eligible holder of a Right would be entitled to receive, upon payment of $300, a number of Common Shares as have a total market price equal to $600, that is, 6 Common Shares. This represents a 50% discount of the market price.

Permitted Bid Requirements: An Offeror can make a Take-Over Bid and acquire Voting Shares without triggering a Flip-In Event under the 2016 Rights Plan if the Take-Over Bid qualifies as a “Permitted Bid”.

A “Permitted Bid” is

(1) prior to the date on which National Instrument 62-104 Take-Over Bids and Issuer Bids comes into force in Ontario (the “Implementation Date”), a Take-Over Bid that complies with the following requirements:

(a)	it is made by means of a Take-Over Bid circular;

(b)	it is made to all holders of Voting Shares as registered on the books of the Company, other than the person making the Take-Over Bid (the “Offeror”);

(c)

it contains, and the take-up and payment for securities tendered or deposited is subject to, an irrevocable and unqualified condition that no Voting Shares will be taken up or paid for pursuant to the Take-Over Bid (i) prior to the close of business on the date that is not earlier than 105 days following the date on which the Take-Over Bid was made and (ii) then only if at such date more than 50% of the aggregate of Voting Shares held by Independent Shareholders shall have been deposited or tendered pursuant to the Take-Over Bid and not withdrawn;

(d)

it contains an irrevocable and unqualified condition that unless the Take-Over Bid is withdrawn, Voting Shares may be deposited pursuant to the Take-Over Bid at any time during the period of time between the date of the Take-Over Bid and the date on which Voting Shares may be first taken up and paid for prior to the close of business on the date which is not less than 60 days following the date of the Take-Over Bid; and

(e)

it contains an irrevocable and unqualified condition that if, on the date on which Voting Shares may be taken up and paid for under the Take-Over Bid more than 50% of the Voting Shares held by Independent Shareholders have been deposited or tendered pursuant to the Take-Over Bid and not withdrawn, the Offeror will make a public announcement of that fact and the Take-Over Bid will remain open for deposits and tenders of Voting Shares for not less than 10 Business Days from the date of such public announcement; and

(2) on or after the Implementation Date, a Take-over Bid that is made by means of a take-over bid circular pursuant to National Instrument 62-104 Take-Over Bids and Issuer Bids and that is made to all holders of Voting Shares of record, other than the Offeror.

For purposes of the foregoing, an “Independent Shareholder” is any holder of Voting Shares, other than:

(a)	any Acquiring Person;

(b)	any Offeror, subject to certain exceptions contained in the 2016 Rights Plan;

(c)	certain Affiliates and Associates of such Acquiring Person or Offeror;

(d)	any person acting jointly or in concert with such Acquiring Person or Offeror; and

(e)	any trustee of any employee benefit plan, deferred profit sharing plan, stock participation plan and any other

67 | ALAMOS GOLD INC.

similar plan or trust for the benefit of employees of the Company or any of its subsidiaries, unless the beneficiaries of the plan or trust direct the manner in which the Voting Shares are to be voted or direct whether the Voting Shares are to be tendered to a Take-Over Bid.

A Competing Permitted Bid is a take-over bid that is made while a Permitted Bid is in existence. A Competing Permitted Bid must satisfy all of the requirements of a Permitted Bid (for a Permitted Bid commenced prior to the Implementation Date), except that, if the Competing Permitted Bid is commenced before the Implementation Date, it is required to remain open until a date that is no earlier than the later of 35 days following the date of the take-over bid constituting the Competing Permitted Bid, and 105 days after the date on which the earliest Permitted Bid or Competing Permitted Bid which preceded the Competing Permitted Bid was made.

Redemption: The Rights may be redeemed in certain circumstances:

Redemption of Rights on Approval of Holders of Voting Shares and Rights. The Board of Directors acting in good faith may, with the prior approval of the holders of Voting Shares or Rights, at any time prior to the occurrence of a Flip-In Event that has not been waived, elect to redeem all but not less than all of the outstanding Rights at a redemption price of $0.00001 per Right (the “Redemption Price”), subject to adjustment for anti-dilution as provided in the 2016 Rights Plan.

If such redemption of Rights is proposed at any time prior to the Separation Time, such redemption or waiver shall be submitted for approval to the holders of Voting Shares. Such approval shall be deemed to have been given if the redemption or waiver is approved by the affirmative vote of a majority of the votes cast by Independent Shareholders.

If such redemption of Rights is proposed at any time after the Separation Time, such redemption shall be submitted for approval to the holders of Rights. Such approval shall be deemed to have been given if the redemption is approved by holders of Rights by a majority of the votes cast by the holders of Rights (other than Rights which are Beneficially Owned by any Person who would not qualify as an Independent Shareholder.)

Deemed Redemption. If a person who has made a Permitted Bid, a Competing Permitted Bid or an Exempt Acquisition in respect of which the Board of Directors has waived or has been deemed to have waived the application of the 2016 Rights Plan consummates the acquisition of the Voting Shares and/or Convertible Securities, the Board of Directors shall be deemed to have elected to redeem the Rights for the Redemption Price.

Redemption of Rights on Withdrawal or Termination of Bid. Where a take-over bid that is not a Permitted Bid Acquisition expires, is withdrawn or otherwise terminates after the Separation Time and prior to the occurrence of a Flip-In Event, the Board of Directors may elect to redeem all the outstanding Rights at the Redemption Price. Upon the Rights being so redeemed, all the provisions of the 2016 Rights Plan shall continue to apply as if the Separation Time had not occurred and Rights Certificates had not been mailed, and the Separation Time shall be deemed not to have occurred and Rights shall remain attached to the outstanding Voting Shares.

The Company shall not be obligated to make a payment of the Redemption Price to any holder of Rights unless the holder is entitled to receive at least $1.00 in respect of all Rights held by such holder.

Waiver: The Board of Directors may waive the application of the 2016 Rights Plan in certain circumstances:

Discretionary Waiver respecting Acquisition not by Take-over Bid Circular. The Board of Directors may, with the prior approval of the holders of Voting Shares, at any time prior to the occurrence of a Flip-In Event that would occur by reason of an acquisition of Voting Shares otherwise than pursuant to a take-over bid made by means of a take-over bid circular sent to all holders of Voting Shares, waive the application of the 2016 Rights Plan to such Flip-In Event. If the Board of Directors proposes such a waiver it shall extend the Separation Time to a date after the meeting of shareholders but not more than 10 business days thereafter.

If such waiver of Rights is proposed at any time prior to the Separation Time, such waiver shall be submitted for approval

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to the holders of Voting Shares. Such approval shall be deemed to have been given if the waiver is approved by the affirmative vote of a majority of the votes cast by Independent Shareholders. If such waiver of Rights is proposed at any time after the Separation Time, such waiver shall be submitted for approval to the holders of Rights. Such approval shall be deemed to have been given if the waiver is approved by holders of Rights by a majority of the votes cast by the holders of Rights (other than Rights which are Beneficially Owned by any Person who would not qualify as an Independent Shareholder.)

Discretionary Waiver respecting Acquisition by Take-over Circular and Mandatory Waiver of Concurrent Bids. The Board may, prior to the occurrence of a Flip-In Event that would occur by reason of an acquisition of Voting Shares pursuant to a take-over bid made by means of a take-over bid circular sent to all holders of Voting Shares, waive the application of the 2016 Rights Plan to such a Flip-In Event, provided that if the Board of Directors waives the application of the 2016 Rights Plan to such a Flip-In Event, the Board of Directors shall be deemed to have waived the application of the 2016 Rights Plan in respect of any other Flip-In Event occurring by reason of any such take-over bid made by means of a take-over bid circular sent to all holders of Voting Shares prior to the expiry of the take-over bid for which a waiver is, or is deemed to have been, granted.

Waiver of Inadvertent Acquisition. The Board may waive the application of the 2016 Rights Plan in respect of the occurrence of any Flip-In Event if (i) the Board of Directors has determined that a person became an Acquiring Person under the 2016 Rights Plan by inadvertence and without any intent or knowledge that it would become an Acquiring Person; and (ii) the Acquiring Person has reduced its Beneficial Ownership of Voting Shares such that at the time of waiver the person is no longer an Acquiring Person.

Supplements and Amendments: The Company may make changes to the 2016 Rights Plan prior to or after the Separation Time to correct any clerical or typographical error or to maintain the validity of the 2016 Rights Plan as a result of any change in any applicable legislation, rules or regulation. The Company may also, by resolution of the Board acting in good faith, make changes to the 2016 Rights Plan prior to the Meeting.

The Company may, with the approval of the holders of Voting Shares, at any time prior to the Separation Time, make changes to, confirm or rescind the 2016 Rights Plan and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally.) Such approval shall be deemed to have been given if the change is approved by the affirmative vote of a majority of the votes cast by Independent Shareholders.

The Company may, with the approval of the holders of Rights, at any time on or after the Separation Time, make changes to, confirm or rescind the 2016 Rights Plan and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally.) Such approval shall be deemed to have been given if the change is approved by holders of Rights by a majority of the votes cast by the holders of Rights (other than Rights which are Beneficially Owned by any Person who would not qualify as an Independent Shareholder.)

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SCHEDULE “B” – AMENDED BY-LAW NO. 1

AMENDED BY-LAW NUMBER 1

A BY-LAW RELATING TO THE BUSINESS AND AFFAIRS OF

ALAMOS GOLD INC.

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this by-law:

“Act” means the Business Corporations Act (Ontario) and the regulations enacted pursuant to it and any statute and regulations that may be substituted for them, as amended from time to time;

“articles” means the articles, as that term is defined in the Act, of the Corporation;

“auditor” means the auditor of the Corporation;

“board” means the board of directors of the Corporation;

“by-law” means a by-law of the Corporation;

“Corporation” means Alamos Gold Inc., a corporation existing under the Act;

“director” means a director of the Corporation;

“officer” means an officer of the Corporation, and reference to any specific officer is to the individual holding that office of the Corporation;

“person” means an individual, body corporate, partnership, joint venture, trust, unincorporated organization, association, the Crown or any agency or instrumentality thereof, or any entity recognized by law;

“proxyholder” means an individual holding a valid proxy for a shareholder;

“resident Canadian” has the meaning ascribed to that phrase in the Act;

“shareholder” means a shareholder of the Corporation;

“telephonic or electronic means” means telephone calls or messages, facsimile messages, electronic mail, transmission of data or information through automated touch-tone telephone systems, transmission of data or information through computer networks, any other similar means or any other means prescribed by the Act; and

“voting person” means, in respect of a meeting of shareholders, an individual who is either a shareholder entitled to vote at that meeting, a duly authorized representative of a shareholder entitled to vote at the meeting or a proxyholder entitled to vote at that meeting.

1.2	Number, Gender and Headings

In this by-law, words in the singular include the plural and vice-versa and words in one gender include all genders. The insertion of headings in this by-law and its division into articles, sections and other subdivisions are for convenience of reference only, and shall not affect the interpretation of this by-law.

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1.3	By-Law Subordinate to Other Documents

This by-law is subordinate to, and should be read in conjunction with, the Act, the articles and any unanimous shareholder agreement of the Corporation.

1.4	Computation of Time

The computation of time and any period of days shall be determined in accordance with the Act.

ARTICLE 2

DIRECTORS

2.1	Notice of Meeting

Any director or the president and chief executive officer, may call a meeting of the board by giving notice stating the date, time and place of the meeting to each of the directors other than the director giving that notice. Notices sent by delivery or by telephonic or electronic means shall be sent no less than 72 hours before the time of the meeting. Notices sent by mail shall be sent no less than 5 days before the day of the meeting.

The board may appoint, by resolution, dates, time and places for meetings of the board. A copy of any such resolution shall be sent to each director forthwith after being passed, but no other notice is required for any such meeting except as the Act may specifically require.

2.2	Meetings Without Notice

A meeting of the board may be held without notice immediately following the first or any annual meeting of shareholders.

2.3	Place of Meeting

A meeting of the board may be held at any place within or outside Ontario, and no such meeting need be held at a place within Canada.

2.4	No Notice to Newly Appointed Director

An individual need not be given notice of the meeting at which that individual is appointed by the other directors to fill a vacancy on the board, if that individual is present at that meeting.

2.5	Quorum for Board Meetings

A majority of the directors constitute a quorum at a meeting of the board.

2.6	Chairman of Board Meetings

The chairman of a meeting of the board must be a director present at the meeting who consents to preside as chairman. The first-mentioned of the chair of the board or the appointed lead independent director, who so qualifies shall preside as chairman of the meeting. If none of them is so qualified, the directors present at the meeting shall choose a director to preside as chairman of the meeting.

2.7	Votes at Board Meetings

Each director present at a meeting of the board shall have one (1) vote on each motion arising. Motions arising at meetings of the board shall be decided by a majority vote. Notwithstanding the foregoing, until the second anniversary of the Effective Date (as defined in the Plan of Arrangement attached to the articles of the

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Corporation), the removal of, or failure to reappoint, Mr. John McCluskey as president and chief executive officer of the Corporation and any modification or amendment to any employment or similar agreement with Mr. John McCluskey in effect at the Effective Date shall require the affirmative vote of not less than two-thirds of the disinterested directors. The affirmative vote of at least two-thirds of the disinterested directors shall be required to amend, repeal or modify this Section 2.7 or to adopt any bylaw provision or other resolution inconsistent with these arrangements.

2.8	Officers

Each officer shall hold office during the pleasure of the board. Any officer may, however, resign at any time by giving notice to the Corporation. The directors hereby delegate to the president and chief executive officer of the Corporation the power to appoint or remove the officers of the Corporation, other than the chief executive officer, the chief financial officer, the chief operating officer, the chair or the president, if any, of the Corporation. The affirmative vote of at least two-thirds of the disinterested directors shall be required to amend, repeal or modify this Section 2.8 or to adopt any bylaw provision or other resolution inconsistent with these arrangements.

ARTICLE 3

MEETINGS OF SHAREHOLDERS

3.1	Notice of Shareholders’ Meetings

The board may call a meeting of shareholders by causing notice of the date, time and place of the meeting to be sent to each shareholder entitled to vote at the meeting, each director and the auditor. Such notice shall be sent no less than 21 days and no more than 50 days before the meeting, if the Corporation is an offering corporation (as defined in the Act), or no less than 10 days and no more than 50 days before the meeting if the Corporation is not an offering corporation.

3.2	Quorum at Meetings of Shareholders

Two persons present and each holding or representing by proxy at least one issued share of the Corporation shall be a quorum of any meeting of shareholders for the purpose of selecting a Chair of the meeting and for the adjournment of the meeting to a fixed time and place but may not transact any other business; for all other purposes a quorum for any meeting shall be two persons present and holding or representing by proxy not less than 25% of the total number of votes attaching to the issued shares of the Corporation for the time being enjoying voting rights at such meeting. If a quorum is present at the opening of a meeting of shareholders, the shareholders present may proceed with the business of the meeting, notwithstanding that a quorum is not present throughout the meeting.

Notwithstanding the foregoing, if the Corporation has only one shareholder, or only one shareholder of any class or series of shares, the shareholder present in person or by proxy constitutes a meeting and a quorum for such meeting.

3.3	Chairman’s Vote

The chairman of any meeting of shareholders shall not have a second or casting vote.

3.4	Voting

Unless the chairman of a meeting of shareholders directs a ballot, or a voting person demands one, each motion shall be voted upon by a show of hands. Each voting person has 1 vote in a vote by show of hands. A ballot may be directed or demanded either before or after a vote by show of hands. If a ballot is taken, a prior vote by show of hands has no effect.

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3.5	Scrutineers

The chairman of a meeting of shareholders may appoint for that meeting one or more scrutineers, who need not be voting persons.

3.6	Who May Attend Shareholders’ Meeting

The only persons entitled to attend a meeting of shareholders are voting persons, the directors, the auditor and, if any, the chairman, the managing director and the President, as well as others permitted by the chairman of the meeting.

3.7	Meeting by Telephonic or Electronic Means

A meeting of the shareholders may be held by telephonic or electronic means and a shareholder who, through those means, votes at the meeting or establishes a communications link to the meeting shall be deemed for the purposes of the Act to be present at the meeting.

ARTICLE 4

SECURITY CERTIFICATES, PAYMENTS

4.1	Certificates

(a)

Subject to Section 4.1(b), security certificates shall be in such form as the board may approve or the Corporation adopt. The president or the board may order the cancellation of any security certificate that has become defaced and the issuance of a replacement certificate for it when the defaced certificate is delivered to the Corporation or to a transfer agent or branch transfer agent of the Corporation.

(b)

Unless otherwise provided in the articles, the board may provide by resolution that any or all classes and series of shares or other securities shall be uncertificated securities, provided that such resolution shall not apply to securities represented by a certificate until such certificate is surrendered to the Corporation.

4.2	Cheques

Any amount payable in cash to shareholders (including dividends payable in cash) may be paid by cheque drawn on any of the Corporation’s bankers to the order of each registered holder of shares of the class or series in respect of which such amount is to be paid. Cheques may be sent by delivery or first class mail to such registered holder at that holder’s address appearing on the register of shareholders, unless that holder otherwise directs in writing. By sending a cheque, as provided in this by-law, in the amount of the dividend less any tax that the Corporation is required to withhold, the Corporation discharges its liability to pay the amount of that dividend, unless the cheque is not paid on due presentation.

4.3	Cheques to Joint Shareholders

Cheques payable to joint shareholders shall be made payable to the order of all such joint shareholders unless such joint shareholders direct otherwise. Such cheques may be sent to the joint shareholders at the address appearing on the register of shareholders in respect of that joint holding, to the first address so appearing if there is more than one, or to such other address as those joint shareholders direct in writing.

4.4	Non-Receipt of Cheques

The Corporation shall issue a replacement cheque in the same amount to any person who does not receive a cheque sent as provided in this by-law, if that person has satisfied the conditions regarding indemnity, evidence of non-receipt and title set by the board from time to time, either generally or for that particular case.

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4.5	Currency of Dividends

Dividends or other distributions payable in cash may be paid to some shareholders in Canadian currency and to other shareholders in equivalent amounts of a currency or currencies other than Canadian currency. The board may declare dividends or other distributions in any currency or in alternative currencies and make such provisions as it deems advisable for the payment of such dividends or other distributions.

ARTICLE 5

SIGNATORIES, INFORMATION

5.1	Signatories

Except for documents executed in the usual and ordinary course of the Corporation’s business, which may be signed by any officer or employee of the Corporation acting within the scope of his or her authority, the following are the only persons authorized to sign any document on behalf of the Corporation:

(a)	any individual appointed by resolution of the board to sign the specific document, that type of document or documents generally on behalf of the Corporation; or

(b)	any director or any officer appointed to office by the board.

Any document so signed may, but need not, have the corporate seal of the Corporation applied, if there is one.

5.2	Facsimile or Electronic Signatures

The signature of any individual authorized to sign on behalf of the Corporation may, if specifically authorized by resolution of the board, be written, printed, stamped, engraved, lithographed or otherwise mechanically reproduced or may be an electronic signature. Anything so signed shall be as valid as if it had been signed manually, even if that individual has ceased to hold office when anything so signed is issued or delivered, until revoked by resolution of the board.

5.3	Restriction on Information Disclosed

Except as required by the Act or authorized by the board, no shareholder is entitled by virtue of being a shareholder to disclosure of any information, document or records respecting the Corporation or its business.

5.4	Financial Year End

The financial year of the Corporation shall terminate on a date to be determined by the directors of the Corporation and thereafter on the anniversary date thereof in each year, until changed by resolution of the directors of the Corporation.

ARTICLE 6

PROTECTION AND INDEMNITY

6.1	Transactions with the Corporation

No director or officer shall be disqualified, by virtue of being a director, or by holding any other office of, or place of profit under, the Corporation or any body corporate in which the Corporation is a shareholder or is otherwise interested, from entering into, or from being concerned or interested in any manner in, any contract, transaction or arrangement made, or proposed to be made, with the Corporation or any body corporate in which the Corporation is interested and no such contract, transaction or arrangement shall be void or voidable for any such reason. No director or officer shall be liable to account to the Corporation for any profit arising from any such office or place of profit or realized in respect of any such contract, transaction or arrangement. Except as

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required by the Act, no director or officer must make any declaration or disclosure of interest or, in the case of a director, refrain from voting in respect of any such contract, transaction or arrangement.

6.2	Limitation of Liability

Subject to the Act, no director or officer shall be liable for:

(a)	the acts, receipts, neglects or defaults of any other person;

(b)	joining in any receipt or act for conformity;

(c)	any loss, damage or expense to the Corporation arising from the insufficiency or deficiency of title to any property acquired by or on behalf of the Corporation;

(d)	the insufficiency or deficiency of any security in or upon which any moneys of the Corporation are invested;

(e)	any loss, damage or expense arising from the bankruptcy, insolvency, act or omission of any person with whom any monies, securities or other property of the Corporation are lodged or deposited;

(f)	any loss, damage or expense occasioned by any error of judgment or oversight; or

(g)	any other loss, damage or expense related to the performance or non-performance of the duties of that individual’s office.

6.3	Contracts on Behalf of the Corporation

Subject to the Act, any contract entered into, or action taken or omitted, by or on behalf of the Corporation shall, if duly approved by a resolution of the shareholders, be deemed for all purposes to have had the prior authorization of the shareholders.

6.4	Indemnity of Directors and Officers

As required or permitted by the Act, the Corporation shall indemnify each Indemnified Person (as defined in this section) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, which that Indemnified Person reasonably incurs in respect of any civil, criminal or administrative, investigative or other proceeding to which that Indemnified Person is made a party by reason of being or having been a director or officer of the Corporation or of a body corporate or by reason of having acted in a similar capacity for an entity if:

(a)	the Indemnified Person acted honestly and in good faith with a view to the best interests of the Corporation or as the case may be, to the interests of the other entity; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing that the conduct was lawful.

“Indemnified Person” means

(c)	each director and former director of the Corporation;

(d)	each officer and former officer of the Corporation;

(e)	each individual who acts or acted at the Corporation’s request as a director or officer of a body corporate or an individual acting in a similar capacity of another entity; and

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(f)	the respective heirs and legal representatives of each of the persons designated in the preceding paragraphs (a) through (c).

6.5	Advances by the Corporation

The Corporation shall advance monies to an Indemnified Person for the costs, charges and expenses of a proceeding referred to in Section 6.4 provided the Indemnified person shall repay such monies if the Indemnified person does not fulfill the duties of Subsections 6.4(a) and (b).

6.6	Indemnities Not Limiting

The provisions of this Article 6 shall be in addition to and not in substitution for any rights, immunities and protections to which an Indemnified Person is otherwise entitled under the Act or as the law may permit or require.

6.7	Insurance

Subject to the Act, the Corporation may purchase and maintain such insurance for the benefit of any individual referred to in Subsection 6.4 as the board may determine.

ARTICLE 7

NOTICES

7.1	Procedure for Sending Notices

Notice shall be deemed to have been sufficiently sent if sent in writing to the address of the addressee on the books of the Corporation and delivered in person, sent by prepaid first class mail or sent by any telephonic or electronic means of sending messages, including telex or facsimile transmission, which produces a paper record. Notice shall not be sent by mail if there is any general interruption of postal services in the municipality in which or to which it is mailed. Each notice so sent shall be deemed to have been received on the day it was delivered or sent by telephonic or electronic means or on the fifth day after it was mailed.

7.2	Notices to Successors in Title

Notice to a shareholder is sufficient notice to each successor in title to that shareholder until the name and address of that successor have been entered on the Corporation’s share register.

7.3	Notice to Joint Shareholders

Notice to one joint shareholder is sufficient notice to all of them. Such notice shall be addressed to all such joint shareholders and sent to the address for them on the Corporation’s register of shareholders, or to the first such address if there is more than one.

7.4	Signatures on Notices

The signature on any notice or other communication or document to be sent by the Corporation may be written, printed, stamped, engraved, lithographed or otherwise mechanically reproduced or may be an electronic signature.

7.5	Omission of Notice Does Not Invalidate Actions

All actions taken at a meeting in respect of which a notice has been sent shall be valid even if:

(a)	by accident, notice was not sent to any person;

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(b)	notice was not received by any person; or

(c)	there was an error in a notice that did not affect the substance of that notice.

7.6	Waiver of Notice

Any person entitled to notice under the Act, the articles or the by-laws may waive that notice. Waiver, either before or after the event referred to in the notice, shall cure any default in sending that notice.

ARTICLE 8

REPEAL OF FORMER BY-LAWS

8.1	Former By-Laws May be Repealed

Subject to Section 2.7 and Section 2.8, the board may repeal one or more by-laws by passing a by-law that contains provisions to that effect.

8.2	Repeal of By-Laws

All previous by-laws of the Corporation are repealed.

8.3	Effect of Repeal of By-Laws

The repeal of any by-law in whole or part shall not in any way affect the validity of any act done or right, privilege, obligation or liability acquired or incurred thereunder prior to such repeal. All directors, officers and other persons acting under any by-law repealed in whole or part shall continue to act as if elected or appointed under the provisions of this by-law.

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SCHEDULE “C” – BOARD OF DIRECTORS MANDATE

Board of Directors Mandate

The Board of Directors (the “Board”) of Alamos Gold Inc. (the “Company”) is responsible for the stewardship of the business and affairs of the Company. The Board seeks to discharge this responsibility by reviewing, discussing and approving the Company’s strategic plans, annual budgets and significant decisions and transactions as well as by overseeing the senior officers of the Company in their management of its day-to-day business and affairs. The Board’s primary role is to oversee corporate performance and assure itself of the quality, integrity, depth and continuity of management so that the Company is able to successfully execute its strategic plans and complete its corporate objectives. The composition, responsibilities, and authority of the Board are set out in this Mandate.

This Mandate and the Articles of the Company and such other procedures, not inconsistent therewith, as the Board may adopt from time to time, shall govern the meetings and procedures of the Board.

1.	Composition

1.1	The Directors of the Company (“Directors”) should have a mix of competencies and skills necessary to enable the Board and Board Committees to properly discharge their responsibilities.

1.2

The Corporate Governance and Nominating Committee will annually (and more frequently, if appropriate) recommend candidates to the Board for election or appointment as Directors, taking into account the Board’s conclusions with respect to the appropriate size and composition of the Board and Board Committees, the competencies and skills required to enable the Board and Board Committees to properly discharge their responsibilities, and the competencies and skills of the current Board.

1.3	The Board approves the final choice of candidates.

1.4	The shareholders of the Company elect the Directors annually.

1.5

The Board has determined that a majority of the Directors will be “independent” as defined by applicable Canadian and US laws and regulations as well as the rules of relevant stock exchanges, all as set out in the Company’s Director Independence Policy.

1.6

The Board will appoint a Chair from among its members. If the Chair is not independent, the Board will designate one of the independent Directors as the Lead Director to facilitate the functioning of the Board independently of management of the Company. The Chair and, if appointed, the Lead Director, shall hold office at the pleasure of the Board until successors have been duly appointed or until the Chair or Lead Director, as applicable, resign, or are otherwise removed from office by the Board.

1.7

The Corporate Secretary of the Company, or the individual designated as fulfilling the function of Secretary of the Company, will be the Secretary of all meetings and will maintain minutes of all meetings and deliberations of the Board. In the absence of the Corporate Secretary at any meeting, the Board will appoint another person who may, but need not, be a member to be the Secretary of that meeting.

2.	Responsibilities

2.1	The Board is responsible for supervising the management of and setting strategic direction for the business and affairs of the Company and its subsidiary entities (the “Group”).

2.2	In discharging their responsibilities, the Directors owe the following fiduciary duties to the Company:

(a)	A duty of loyalty: they must act honestly and in good faith with a view to the best interests of the Company; and

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(b)	A duty of care: they must exercise the care, diligence, and skill that a reasonably prudent person would exercise in comparable circumstances.

2.3

In discharging their responsibilities, the Directors are entitled to rely on the honesty and integrity of the senior officers of the Company and the independent auditors and other professional advisers of the Company, subject to the Directors’ duty of care.

2.4

In discharging their responsibilities, the Directors are also entitled to Directors’ and officers’ liability insurance purchased by the Company and indemnification from the Company to the fullest extent permitted by law and the constating documents of the Company.

2.5	The Board has specifically recognized its responsibilities for:

(a)	hiring a Chief Executive Officer (the “CEO”) and other senior officers who it believes will act with integrity and create a culture of ethical business conduct throughout the Group;

(b)

adopting a strategic planning process and approving annually (or more frequently if appropriate) a strategic plan which takes into account, among other things, the opportunities and risks of the business of the Company;

(c)	overseeing the identification of the principal risks of the business of the Company and overseeing the implementation of appropriate systems to manage these risks;

(d)	overseeing the integrity of the internal control and management information systems of the Company;

(e)	succession planning, including (with assistance from the CEO) appointing, training, monitoring and replacing the senior officers of the Company;

(f)	ensuring that the Company operates at all times within applicable laws and regulations and to the highest ethical standards;

(g)	approving and monitoring compliance with significant policies and procedures by which the Company is operated;

(h)	developing strong corporate governance policies and procedures for the Company;

(i)

ensuring the Company has in place a Disclosure Policy to enable the Company to communicate effectively with its shareholders, other stakeholders and the public generally and receive shareholder feedback;

(j)	ensuring that the Company’s financial results are reported fairly and in accordance with generally accepted accounting standards;

(k)	ensuring the timely reporting of any other developments that have a significant and material impact on the value of the Company; and

(l)

determining whether any members of the Company’s Audit Committee are “Audit Committee financial experts” as such term is defined in the rules and regulations of the United States Securities and Exchange Commission.

2.6

It is expected that each director must be able to devote sufficient time to discharge their responsibilities effectively. In order to facilitate this, the Board has adopted a policy limiting the number of boards considered appropriate for directors, having regard to whether they are independent directors or members of management. Specifically, in the case of the CEO, he shall not sit on more than two outside public company boards in addition to that of the Company, and in the case of a non-management director, he shall not sit on more than five outside public company boards in addition to that of the Company.

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2.7

Directors are expected to attend Board meetings, meetings of Board committees of which they are members and, where practicable, the annual meeting of the shareholders of the Company. Directors are also expected to spend the time needed, and to meet as frequently as necessary, to discharge their responsibilities.

2.8	Directors are expected to comply with the Code of Business Conduct and Ethics of the Company and any related policies or codes duly approved dealing with business conduct and ethics.

3.	Authority

3.1	The Board is authorized to carry out its responsibilities as set out in this mandate.

3.2	The Board is authorized to retain, and to set and pay the compensation of independent legal counsel and other advisers if it considers this appropriate.

3.3

The Board is authorized to invite officers and employees of the Company and outsiders with relevant experience and expertise to attend or participate in its meetings and proceedings, if it considers this appropriate.

3.4

The Directors will have unrestricted access to the officers and employees of the Company. The Directors will use their judgment to ensure that any such contact is not disruptive to the operations of the Company and will, to the extent appropriate, advise the chief executive officer of the Company of any direct communications between them and the officers and employees of the Company.

3.5	The Board and the Directors have unrestricted access to the advice and services of the Corporate Secretary and outside auditors and legal counsel.

3.6

The Board may delegate certain of its functions to Board Committees, each of which may have its own charter or mandate. The following Committees are currently constituted and are authorized to carry out the duties set out in their respective charters or mandates:

Board Committee	Charter or mandate

Audit Committee	Audit Committee Charter

Human Resources Committee	Human Resources Committee Charter

Corporate Governance and Nominating Committee	Corporate Governance and Nominating Committee Charter

Technical and Sustainability Committee	Technical and Sustainability Committee Charter

4.	Delegation to management

4.1	To assist the Directors in discharging their responsibilities, the Board expects management of the Company to:

(a)

review and update annually (or more frequently if appropriate) the Company’s strategic plan, and report regularly to the Board on the implementation of the strategic plan in light of evolving conditions;

(b)

prepare and present to the Board annually (or more frequently if appropriate) a business plan and budget, and report regularly to the Board on the Company’s performance against the business plan and budget;

(c)	report regularly to the Board on the Company’s business and affairs and on any matters of material consequence for the Company and its shareholders;

(d)	speak for the Company in its communications with shareholders and the public in accordance with the Company’s Disclosure Policy;

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(e)	comply with any additional expectations that are developed and communicated during the annual strategic planning and budgeting process and during regular Board and Board Committee meetings; and

(f)	consult the Board with respect to all matters which by law require Board approval and, specifically, as to those matters set out in any delegation of authority policy or other similar directive.

4.2	The Board expects the chief executive officer to fulfill the mandate, duties and responsibilities as set out in the chief executive officer mandate (Schedule “A”).

5.	MEETINGS AND PROCEEDINGS

5.1	Board meetings and proceedings shall be carried out in accordance with the Company’s amended by-law number 1.

5.2

The secretary or his delegate shall keep minutes of all meetings of the Board, including all resolutions passed by the Board. Minutes of meetings shall be distributed to the Directors after preliminary approval thereof by the Chair.

5.3	An individual who is not a Director may be invited to attend a meeting of the Board for all or part of the meeting.

5.4	The independent Directors shall meet regularly alone to facilitate full communication.

6.	SELF-ASSESSMENT

6.1

The Board shall, together with the Corporate Governance and Nominating Committee, at least annually, assess the Board’s effectiveness with a view to ensuring that the performance of the Board accords with best practices.

6.2	The Board shall annually review this mandate and update it as required.

7.	RESPONSIBILITIES OF CHAIR

7.1	The Chair shall provide leadership to the Board to enhance the Board’s effectiveness, including:

(a)

ensuring that the responsibilities of the Board are well understood by both management and the Board and acting as a liaison between the Board and management to ensure that relationships between the Board and management are conducted in a professional and constructive manner;

(b)	ensuring that the Board works as a cohesive team with open communication;

(c)	ensuring that the resources available to the Board (in particular, timely and relevant information) are adequate to support its work;

(d)

together with the Corporate Governance and Nominating Committee, ensuring that a process is in place by which the effectiveness of the Board and its Committees (including size and composition) is assessed at least annually; and

(e)

together with the Corporate Governance and Nominating Committee, ensuring that a process is in place by which the contribution of individual Directors to the effectiveness of the Board is assessed at least annually.

7.2	The Chair is responsible for managing the Board, including:

(a)	preparing the agenda of the Board meetings and ensuring pre-meeting material is distributed in a timely manner and is appropriate in terms of relevance, efficient format and detail;

(b)	chairing all meetings of the Board in a manner that promotes meaningful discussion;

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(c)	adopting procedures to ensure that the Board can conduct its work effectively and efficiently, including Committee structure and composition, scheduling, and management of meetings;

(d)	ensuring meetings are appropriate in terms of frequency, length and content;

(e)	ensuring that, where functions are delegated to appropriate Committees, the functions are carried out and results are reported to the Board; and

(f)	working with the Corporate Governance and Nominating Committee in approaching potential candidates once potential candidates are identified, to explore their interest in joining the Board.

(g)	fulfills the mandate and responsibilities as set out in the position description for the Chairman of the Board (Schedule “B”).

7.3	The Chair is responsible for chairing the meeting of shareholders of the Company, or delegating such duty to an appropriate member of the Board or management.

7.4	The Chair is responsible for liaising with and, where appropriate, providing direction to the activities of the Corporate Secretary.

7.5	At the request of the Board, the Chair shall represent the Company to external groups such as shareholders and other stakeholders, including community groups and governments.

7.6	The Chair may delegate or share, where appropriate, certain of the above responsibilities with any independent Committee of the Board.

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Schedule A to Board of Directors Mandate – Position Description: Chief Executive Officer

1.	Mandate

The Chief Executive Officer (the “CEO”) is the senior management officer of Alamos Gold Inc. (the “Company”). As such, the CEO is to: be the leader of an effective and cohesive management team for the Company; set the tone for the Company by exemplifying consistent values of high ethical standards and fairness; lead the Company in defining its vision; be the main spokesperson for the Company; and, bear the chief responsibility to ensure the Company meets its short-term operational and long-term strategic goals. The CEO works with and is accountable to the Board of Directors of the Company (the “Board”) with due regard to the Board’s requirement to be informed and to be independent.

2.	Duties And Responsibilities

The CEO’s primary duties and responsibilities are to:

(a)	foster a corporate culture that promotes ethical practices, encourages individual integrity and fulfills social responsibility;

(b)	maintain a positive work climate that is conducive to attracting, retaining and motivating a diverse group of top-quality employees at all levels;

(c)	develop and recommend to the Board long-term strategies and a vision for the Company that leads to creation of shareholder value;

(d)	develop and recommend to the Board annual business plans and budgets that support the Company’s long-term strategy;

(e)	develop for approval by the Board the corporate objectives which the CEO is responsible to meet;

(f)	identify the principal risks of the Company’s business and ensure the implementation of appropriate systems to manage these risks;

(g)	ensure that personnel and systems are in place so that the day-to-day business affairs of the Company are appropriately managed;

(h)	consistently strive to achieve the Company’s strategic, financial and operating goals and objectives;

(i)	ensure that appropriate personnel and systems are in place for the integrity and adequacy of the Company’s internal control and management information systems;

(j)	ensure that the Company achieves and maintains a satisfactory competitive position within its industry and a high standard for its products and services;

(k)	ensure, in cooperation with the Board, that there is an effective succession plan in place for the CEO position;

(l)

ensure, in cooperation with the Board, that the Company has an effective management team below the level of the CEO and has an active succession plan, including the appointment, training and monitoring of senior management;

(m)	formulate and oversee the implementation of major corporate policies;

(n)	ensure, in cooperation with the Board, that there is an effective Disclosure Policy for the Company;

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(o)	serve as the chief spokesperson for the Company;

(p)	comply at all times with the Company’s Code of Business Conduct and Ethics; and

(q)	ensure that Board approval is obtained for the matters requiring Board approval, as set out in the Company’s Delegation of Authority Policy.

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Schedule B to Board of Directors Mandate – Position Description: Chairman of the Board of Directors

1.	Mandate

The Chairman of the Board of Directors (the “Board”) of Alamos Gold Inc. (the “Company”) takes all reasonable measures to ensure the Board fulfills its oversight responsibilities. The Chairman is responsible for the management and the effective performance of the Board, and provides leadership and direction to the Board.

2.	Responsibilities

In addition to the responsibilities applicable to all directors of the Company, the responsibilities of the Chairman of the Board include the following:

(a)	Presiding at all meetings of the Company’s shareholders and of the Board;

(b)	Assisting the Board, Board Committees and the individual directors in effectively understanding and discharging their respective duties and responsibilities;

(c)	During Board meetings, encouraging participation and discussion by individual directors, facilitating consensus, and ensuring that clarity regarding decisions is reached and duly recorded;

(d)	Fostering ethical and responsible decision making by the Board and its individual members;

(e)	Providing advice and counsel to the Chief Executive Officer and other senior officers of the Company;

(f)	Overseeing all aspects of the Board and Board Committee functions to ensure compliance with the Company’s corporate governance practices;

(g)	Overseeing an annual Board self-assessment;

(h)	Ensuring independent directors regularly discuss among themselves, without the presence of management, the Company’s affairs; and

(i)	Carrying out other responsibilities at the request of the Board.

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